UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETSUITE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2014

Dear Stockholders:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders to be held on Wednesday, June 11, 2014 at 8:30 a.m., local time, at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. We are holding the meeting for the following purposes:

1.	To elect two Class I directors, Zachary Nelson and Kevin Thompson, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	To hold a non-binding, advisory vote on executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on April 15, 2014, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Mateo, California for the ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders and posted on our website on or about April 29, 2014.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of NetSuite. We look forward to seeing you at our Annual Meeting.

Sincerely, /s/ Douglas P. Solomon

Douglas P. Solomon
SVP, General Counsel and Secretary

April 29, 2014

San Mateo, California

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

NETSUITE INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on June 11, 2014

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

i

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2014 Annual Meeting of Stockholders to be held on Wednesday, June 11, 2014 at 8:30 a.m. local time at The Westin Hotel, 1 Old Bayshore Highway, Millbrae, California 94030. Our principal executive offices are located at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2013 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.netsuite.com under the headings “Investors/SEC Filings” on or about April 29, 2014. These materials are also available at https://materials.proxyvote.com/64118Q in a manner that does not infringe on the anonymity of the person accessing such website. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “NetSuite,” “we,” “Company,” “us,” and “our” refer to NetSuite Inc.

QUESTIONS AND ANSWERS

What is included in these materials and posted on our website?

These materials include:

•	Our proxy statement for the Annual Meeting including the proxy card for the Annual Meeting; and

•	Our 2013 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2013.

What items will be voted on at the Annual Meeting?

There are three items that will be voted on at the Annual Meeting:

1.	The election of two Class I directors;

2.	A non-binding, advisory vote on executive compensation; and

3.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

What are our Board of Directors’ voting recommendations?

Our board recommends that you vote your shares “FOR” each of the nominees to the board, “FOR” the approval of the compensation of our named executive officers, and “FOR” the ratification of the appointment of KPMG LLP.

Who may vote at the Annual Meeting?

If you owned NetSuite’s common stock at the close of business on April 15, 2014 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 75,783,835 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, or Wells Fargo, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by NetSuite.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of NetSuite’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of NetSuite’s shares, how do I vote?

If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. We will give you a ballot when you arrive. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

You may also vote in person at the Annual Meeting. To vote in person, you must obtain a valid proxy from the organization that holds your shares. Directions to the Annual Meeting are available on our corporate website at http://www.netsuite.com/portal/investors/event.shtml.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or

•	If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization (e.g., your broker) that holds your shares with voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the proxy materials.

If you are a beneficial owner of shares held in street name, it is important for you to cast a vote if you want it to count in the election of directors (Proposal 1) or a non-binding, advisory vote on executive compensation (Proposal 2). In the past, if a beneficial owner held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the beneficial owner’s bank or broker was allowed to vote those shares on the holder’s behalf in the election of directors as they felt appropriate. Changes in applicable regulations were made to take away the ability of a beneficial owner’s bank or broker to vote uninstructed shares on non-routine matters on a discretionary basis. Thus, if a beneficial owner holds shares in street name and does not instruct the bank or broker how to vote in the election of directors or non-binding advisory vote on executive compensation, no votes will be cast on that holder’s behalf. The beneficial owner’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3). If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 2 (non-binding, advisory vote on executive compensation) involves matters that are considered non-routine. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2. Proposal 3 (ratification of appointment of independent registered public accounting firm) involves a matter that we believe is considered routine. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the Annual Meeting as a vote “AGAINST” or “WITHHELD” except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a majority of the votes cast, meaning that a director nominee will be elected only if the number of votes “FOR” the nominee exceeds the number of votes “AGAINST” the nominee. Only votes “FOR” or “AGAINST” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

Proposal 2—Non-binding Advisory Vote on Executive Compensation	To be approved by our stockholders on a non-binding, advisory basis, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Even though your vote is advisory and therefore will not be binding on the Company, the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3—Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the Annual Meeting must vote “FOR” this proposal. Broker non- votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within NetSuite or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Who will serve as Inspector of Elections?

The Inspector of Elections is expected to be a representative from Wells Fargo.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

NetSuite is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to stockholders of record and beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

We do not expect to, but have the option to, retain a proxy solicitor. If we engage a proxy solicitor, we expect that the fees for such solicitor would be less than $20,000. Our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

How will NetSuite’s significant stockholder vote its shares on these matters?

On the Record Date, NetSuite Restricted Holdings LLC (the “LLC”) held 31,964,891 shares of our common stock. As of the Record Date, those shares represented approximately 42.61% of our outstanding stock. The LLC is a limited liability company beneficially owned by Lawrence J. Ellison, and was formed for the limited purpose of holding NetSuite shares, voting the shares as required by the LLC’s operating agreement (as described below), and funding charitable gifts if and when directed by Mr. Ellison. The LLC is managed solely by a third party who is unrelated to NetSuite or Mr. Ellison.

The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares of our stock held by the LLC, and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

How can stockholders submit a proposal for inclusion in our proxy statement for the 2015 Annual Meeting?

To be included in our proxy statement for the 2015 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be received by our Secretary at our principal executive offices no later than December 30, 2014, or no later than 120 calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2015 Annual Meeting that will not be included in our proxy statement for the 2015 Annual Meeting?

To be raised at the 2015 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors for our board that the stockholder wishes to raise at our Annual Meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. Since our 2014 Annual Meeting is being held on June 11, 2014, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than February 11, 2015 and no later than March 13, 2015, in order to be raised at our 2015 Annual Meeting.

What if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2015 Annual Meeting must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance.”

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2015 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based in part on the recommendation of the nominating and governance committee of the board of directors, the board of directors’ nominees for election by the stockholders are the current Class I members of the board of directors, Zachary Nelson and Kevin Thompson. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2017 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominees for election as directors and the continuing directors in each of the other two classes of our board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the board of directors. If any of the nominees, for any reason, should be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our board of directors may designate in place of such nominee.

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested and, therefore, the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast “for” such nominee’s election must exceed the votes cast “against” such nominee’s election. We have adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by our board of directors. Our nominating and governance committee will then recommend to the board of directors the action to be taken with respect to such offer of resignation.

Nominees for Class I Directors

The name and age as of March 31, 2014 of each nominee for director, his or her position with us, the year in which he or she first became a director and certain biographical information as of March 31, 2014 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Zachary Nelson	52	President, Chief Executive Officer and Director	2002
Kevin Thompson	48	Director	2006

Zachary Nelson has been a member of our board of directors since July 2002 and has served as our President and Chief Executive Officer since January 2003. Prior to that, Mr. Nelson served as our President and Chief Operating Officer from July 2002 to January 2003. From March 1996 to October 2001, Mr. Nelson was employed by Network Associates, Inc. (now Intel Corporation), an enterprise security software company. While at Network Associates, Mr. Nelson held various positions, including Chief Strategy Officer of Network Associates and President and Chief Executive Officer of MyCIO.com, a subsidiary that provided on-demand software security services. From 1992 to 1996, he held various positions, including Vice President of Worldwide Marketing, at Oracle Corporation, an enterprise software company. He holds B.S. and M.A. degrees from Stanford University.

Mr. Nelson has over twenty years of experience working in the technology sector and brings his leadership and extensive business, operating, marketing and industry experience to the board. As our Chief Executive Officer, he also brings his strategic vision for the Company to the board and creates a critical link between the management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business.

Kevin Thompson has been a member of our board of directors since September 2006. Since July 2006, Mr. Thompson has been employed by SolarWinds, Inc., a network management software company, and currently serves as its President and Chief Executive Officer and serves on its board of directors. In addition to his current role as President and Chief Executive Officer, Mr. Thompson previously held various positions at SolarWinds, including, Chief Operating Officer, Chief Financial Officer and Treasurer. From September 2004 until November 2005, Mr. Thompson was Senior Vice President and Chief Financial Officer at SAS Institute Inc., a business intelligence software company. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat Inc., an enterprise software company. He holds a B.B.A. from the University of Oklahoma.

Mr. Thompson has over a decade of experience in the software industry. As the President and Chief Executive Officer of a publicly traded software company, Mr. Thompson brings deep leadership and operational experience to our board. In addition, Mr. Thompson’s strong financial background, including his work as the chief financial officer at two different publicly-traded software companies and one of the world’s largest privately-held software company (pre-packaged software), provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Directors Not Standing for Election

The names and certain biographical information as of March 31, 2014 about the continuing members of our board of directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire
Evan Goldberg	47	Chief Technology Officer and Chairman of the Board	1998	Class II 2015
Steven J. Gomo	62	Director	2012	Class II 2015
Catherine R. Kinney	62	Director	2009	Class II 2015
William Beane III	52	Director	2007	Class III 2016
Deborah Farrington	63	Director	2000	Class III 2016
Edward Zander	67	Director	2009	Class III 2016

Evan Goldberg co-founded our company and has been a member of our board of directors since October 1998 and Chairman of our board since January 2003. From October 1998 through January 2003, Mr. Goldberg held various positions with us, including President and Chief Executive Officer and Chief Technology Officer. Prior to joining us, Mr. Goldberg founded mBed Software, Inc., a software company focused on multimedia tools for website developers, where he served as Chief Executive Officer from November 1995 to September 1998. From August 1987 to November 1995, Mr. Goldberg held various positions in the product development group at Oracle Corporation, including Vice President of Development in the New Media Division. He holds a B.A. from Harvard College.

As the co-founder of NetSuite, and having nearly fifteen years of experience as a key executive officer and member of our board of directors, Mr. Goldberg has in-depth knowledge of the Company, its products, operations and strategy. Based upon this experience and knowledge, Mr. Goldberg can provide the board with unique insights into the Company’s challenges, opportunities and operations. Mr. Goldberg’s eight years of experience in the product development group at Oracle and his experience as founder and CEO of mBed Software, Inc., bring deep software development and product expertise to our board.

Steven J. Gomo has been a member of our board of directors since March 2012. From August 2002 until December 2011, Mr. Gomo was employed by NetApp, Inc. and has served as its Executive Vice President of Finance and Chief Financial Officer since 2004. Prior to joining NetApp, Inc., he served as Chief Financial Officer for Gemplus International S.A., headquartered in Luxembourg, from November 2000 to April 2002 and as Chief Financial Officer of Silicon Graphics, Inc., from February 1998 to August 2000. Prior to February 1998, he worked at Hewlett-Packard Company for twenty-four years in various positions, including financial management, corporate finance, general management, and manufacturing. Mr. Gomo currently serves on the board of directors of SanDisk Corporation and Enphase Energy. Mr. Gomo holds an M.B.A. degree from Santa Clara University and a B.S. degree in business administration from Oregon State University.

Mr. Gomo has over fourteen years experience as a chief financial officer at publicly traded companies and over thirty-four years working in the high technology industry bringing strong financial and operational experience to the board. Mr. Gomo has extensive operational experience scaling rapidly growing companies. In addition, Mr. Gomo’s strong financial background provides financial expertise to the board, including an understanding of financial statements, corporate finance and accounting.

Catherine R. Kinney has been a member of our board of directors since March 2009. From 2008 through March 2009, Ms. Kinney served as Group Executive Vice President and Head of Global Listings at NYSE Euronext, where she was responsible for overseeing the company’s global listing program, marketing and branding. From 2002 to 2008, Ms. Kinney served as President and Co-Chief Operating Officer of the New York Stock Exchange. Ms. Kinney served in the Paris, France office of the NYSE Euronext from July 2007 until 2009. Ms. Kinney serves on the board of directors and is a member of the finance and risk committee and audit committee of MetLife, Inc. Ms. Kinney also serves on the board of directors and is a member of the compensation committee and chair of the nominating and governance committee of MSCI, Inc., and she serves on the board of directors, the compensation committee and chairs the nominating and governance committee of QTS Realty Trust, Inc. She holds a B.A. from Iona College and completed the Advanced Management Program at Harvard Business School. Ms. Kinney has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Ms. Kinney’s experience as a senior executive and Chief Operating Officer of a multinational regulated entity and her key role transforming the New York Stock Exchange to a global publicly-traded company demonstrates a knowledge of, and experience with, issues of corporate development and transformation. In addition, Ms. Kinney’s experience in developing and establishing the NYSE corporate governance standards for listed companies provides the board with unique corporate governance expertise to assist the board in establishing and maintaining an effective corporate governance program.

William Beane III has been a member of our board of directors since January 2007. Mr. Beane has served as Vice President and General Manager of the Oakland Athletics, a Major League Baseball® team since October 1997, and has been a minority owner of the team since April 2005. Mr. Beane also serves on the board of directors of Easton-Bell Sports, Inc., a sporting goods manufacturer. He attended the University of California, San Diego.

As the general manager of a Major League Baseball team, Mr. Beane brings valuable leadership and business management experience to the board, particularly in talent management and performance and metrics-based management. With the Oakland Athletics, Mr. Beane has used his strategic vision to apply a statistical, quantitative-based approach to help build competitive teams in a more fiscally disciplined manner. Under his leadership, the Oakland Athletics have been widely and consistently regarded as one of the most successful fiscally disciplined teams in Major League Baseball.

Deborah Farrington has been a member of our board of directors since May 2000. Since May 1998, Ms. Farrington has served as a General Partner of StarVest Partners, L.P., a venture capital firm, and, since April 2006, has served as President of StarVest Management, Inc., a management company. Ms. Farrington also is a member of the board of directors and serves as the chair of the compensation committee of Collectors Universe, Inc., a company that grades and authenticates collectible assets. She holds an A.B. from Smith College and an M.B.A. from Harvard Business School.

Ms. Farrington has spent over thirty years in the financial services industry, including over twenty years of private equity investing and, prior to that, eleven years of investment banking. Ms. Farrington brings valuable financial, business and management experience to the board. In particular, Ms. Farrington has had fifteen years of experience investing in and working with business services companies, especially Software-as-a-Service (“SaaS”) companies. Ms. Farrington has over a decade of board experience at NetSuite and has extensive experience with other business services companies. This experience uniquely qualifies Ms. Farrington to provide the board with an important perspective on the operations of, and issues facing, our company and SaaS companies generally. Ms. Farrington also holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.

Edward Zander has been a member of our board of directors since June 2009. From January 2004 to January 2008, Mr. Zander served as Chairman and Chief Executive Officer of Motorola, Inc. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and Chief Operating Officer of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander is a member of the board of directors of Seagate Technology. Mr. Zander also serves on the board of trustees of Rensselaer Polytechnic Institute. He holds a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from Boston University.

Mr. Zander has over two decades of senior management experience in the technology sector. Mr. Zander’s experience as the Chief Executive Officer, and as President and Chief Operating Officer, of two of the leading technology corporations in the U.S., brings valuable leadership, strategic, management, and operational experience in technology businesses to our board. In addition, Mr. Zander’s deep experience in a variety of technology businesses, including his work as a managing director of Silver Lake Partners and ongoing board service at two other technology companies, provides Mr. Zander with the background and insight to contribute significantly to the strategic and operational issues that NetSuite may encounter.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a majority of the votes cast, meaning that a director nominee will be elected only if the number of votes “FOR” the nominee exceeds the number of votes “AGAINST” the nominee.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S TWO NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board Committees

Our board of directors has an audit committee, a compensation committee, a nominating and governance committee, and a corporate development committee, each of which has the composition and responsibilities described below. The board of directors has also adopted a written charter for each of the four standing committees: the audit committee, the compensation committee, the nominating and governance committee, and the corporate development committee. A charter for each committee that is required by the New York Stock Exchange is available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance,” or in print by contacting Investor Relations at our principal executive offices.

Audit Committee

Our audit committee is comprised of Deborah Farrington, Steven J. Gomo, Catherine R. Kinney and Kevin Thompson, each of whom is a non-employee member of our board of directors. Messrs. Thompson and Gomo each served as chairperson of our audit committee in 2013. Mr. Gomo is the current chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence and financial literacy, and that each member qualifies as an audit committee financial expert under the applicable rules of the New York Stock Exchange and SEC rules and regulations. To the extent deemed necessary or appropriate, the audit committee, among other things:

•	selects and hires our independent auditors, and approves the audit and non-audit services to be performed by our independent auditors;

•	evaluates the qualifications, performance and independence of our independent auditors;

•	monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviews the adequacy and effectiveness of our internal control policies and procedures and oversees our internal audit function;

•	discusses the scope and results of the audit with the independent auditors and reviews with management and the independent auditors our interim and year-end operating results;

•	prepares the audit committee report that the SEC requires in our annual proxy statement; and

•	reviews and approves in advance any proposed related party transactions.

Compensation Committee

Our compensation committee is comprised of Deborah Farrington, Kevin Thompson and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Farrington is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the compensation committee, among other things:

•

reviews and approves for our executive officers: annual base salaries, annual performance-based cash incentives, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviews the succession planning for our executive officers;

•	oversees compensation goals and performance-based cash incentive and stock compensation criteria for our employees;

•	reviews and recommends compensation programs for outside directors;

•	prepares the compensation discussion and analysis and compensation committee report that the SEC requires be included in our annual proxy statement; and

•	administers, reviews and makes recommendations with respect to our equity compensation plans.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Deborah Farrington, Catherine R. Kinney and Edward Zander, each of whom is a non-employee member of our board of directors. Ms. Kinney is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee satisfies the requirements for independence under the applicable rules of the New York Stock Exchange. To the extent necessary or appropriate, the nominating and governance committee, among other things:

•	assists our board of directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to the board of directors;

•	reviews developments in corporate governance practices and develops and recommends governance principles applicable to our board of directors;

•	oversees the evaluation of our board of directors and management;

•	recommends members for each board committee to our board of directors; and

•	reviews and monitors our code of ethics.

Corporate Development Committee

Our corporate development committee was established by the board of directors in 2013, and is comprised of Deborah Farrington, Steven J. Gomo, Zachary Nelson, and Ed Zander. Messrs. Gomo and Zander each served as chairperson of the corporate development committee in 2013. Mr. Zander is the current chairperson of the corporate development committee. Our board of directors has determined that each non-employee member of our corporate development committee satisfies the applicable requirements for independence. To the extent necessary or appropriate, the corporate development committee, among other things:

•	evaluates and investigates various strategic issues and corporate development opportunities identified by our board of directors;

•	assesses our long-term business plans and our ongoing investment in areas strategic to our interests; and

•	evaluates potential mergers and acquisitions and assists management in developing approaches and processes regarding such initiatives.

Board Meetings and Attendance

The board held six meetings during the year ended December 31, 2013. Each director attended at least 75% of the aggregate number of the meetings of the board and of the committees on which he or she served during the period in 2013 for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the board, the number of meetings held by each committee in 2013 and the membership of each committee during the year ended December 31, 2013. Messrs. Goldberg and Beane are omitted from the table below as they were not members of any of the standing committees of the board.

Name	Audit	Compensation	Nominating & Governance	Corporate Development
Zachary Nelson	—	—	—	Member
Catherine R. Kinney	Member	—	Chair	—
Deborah Farrington	Member	Chair	Member	Member
Kevin Thompson	Chair/Member(1)	Member	—	—
Edward Zander	—	Member	Member	Member/Chair(2)
Steven J. Gomo	Member/Chair(1)	—	—	Chair/Member(2)
Number of Meetings held in 2013	8	8	3	3

(1)	Mr. Thompson served as chaiperson of the audit committee until the third quarter of 2013, at which time Mr. Gomo became chairperson of the audit committee. Mr. Thompson remained on the audit committee as a member thereafter.

(2)	Mr. Gomo served as chairperson of the corporate development committee until the third quarter of 2013, at which time Mr. Zander became chairperson of the corporate development committee. Mr. Gomo remained on the corporate development committee as a member thereafter.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Each of Messrs. Nelson, Goldberg, Beane, Thompson, Zander, and Gomo and Mss. Farrington and Kinney attended the 2013 Annual Meeting of Stockholders.

Corporate Governance

Risk Oversight

Our senior management team is responsible for managing the Company’s risk, and utilizes an enterprise risk management council consisting of a cross-functional team of senior functional area managers to assist management with risk assessment and mitigation planning. The enterprise risk management council also utilizes an independent, third party, risk management consulting firm and our internal audit department to assist with, advise on, and enhance the Company’s risk management process.

Our board of directors as a whole provides oversight over the Company’s enterprise risk management program. In performing this oversight, the board of directors focuses on what management and the board believe are the most significant risks, based upon a risk and mitigation assessment. The board of directors utilizes its committees, as appropriate, to assist the full board in carrying out this risk management oversight. At the request of the board of directors, the committees regularly review reports from management on top risks and related mitigation on approximately a quarterly basis, and provide reports to the full board. The audit committee of the board of directors, as required under its charter, inquires of, and provides oversight over, management and the Company’s independent auditor concerning significant financial risk or exposures and the steps management has taken to minimize those risks. The audit committee also oversees the internal audit function. The compensation committee and audit committee assist the full board in assessing compensation risks. The nominating and governance committee provides oversight over management and governance risk, including through its and the full board’s oversight of the succession planning process.

Our board of directors receives quarterly committee reports from each of the standing committees of the board of directors that are required by the New York Stock Exchange, and periodic reports from the corporate development committee. These reports assist the board in overseeing Company’s enterprise risk management. Our board of directors and its committees also consider and discuss with management the processes in place relating to enterprise risk management and potential changes to such processes to be made in the future. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board or any of its committees.

Board Independence

Our board of directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that William Beane III, Deborah Farrington, Steven J. Gomo, Catherine R. Kinney, Kevin Thompson and Edward Zander, representing all of our non-employee directors and six of our eight total directors, are “independent directors” as defined under the applicable rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

Board Leadership Structure

The board recognizes that one of its significant responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board also recognizes that there is no single accepted approach for such structure. As a result, the board does not have a policy on whether or not the roles of the chairman of the board and chief executive officer should be separate. The board believes it should be free to determine what is best for the Company at a given point in time. Furthermore, if the chairman of the board is an employee, the board will appoint an independent director as the “lead independent director.”

Evan Goldberg, our founder and chief technology officer, is currently serving as our chairman of the board. Because Mr. Goldberg is an employee of the Company and is therefore not independent, the nominating and governance committee has appointed Deborah Farrington as our “lead independent director.” The lead independent director is responsible for coordinating the activities of the independent directors, chairing executive sessions of the independent directors, reviewing and overseeing the board agenda and leading the board in connection with matters that require a leader other than the chairman. Executive sessions of independent directors are generally held in connection with each regularly scheduled in-person board meeting and at other times as necessary. The board of directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The audit committee and the compensation committee of the board of directors also generally meet in executive session at least on a quarterly basis and the nominating and governance committee and corporate development committee generally meet in executive session on at least an annual basis and at other times as necessary.

In considering its leadership structure, the board has taken a number of factors into account. The board—which consists of a substantial majority of independent directors who are highly qualified and experienced—exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the audit, compensation and nominating and governance committees are comprised entirely of independent directors. Further, as discussed above, the board has designated one of its independent members as “lead independent director” with significant responsibilities. Based on these factors, the board believes that this leadership structure provides us with strong and consistent leadership and appropriate oversight.

Corporate Governance Guidelines and Code of Ethics

Our management and our board of directors regularly review and evaluate our corporate governance practices. The board of directors has adopted corporate governance guidelines that address the composition of and policies applicable to the board of directors. Our board of directors has adopted a code of ethics for our principal executive and senior financial officers. The code applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Any substantive amendments to or waivers of the code of ethics relating to the executive officers or directors of the Company will be disclosed promptly on our website. Our corporate governance guidelines and our code of ethics are available on our corporate website at www.netsuite.com under the headings “Company/Investors/Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

Under our corporate governance guidelines, a director appointed by our board to fill a vacancy must stand for election at our next annual meeting of stockholders, regardless of whether the other directors in the same class as the newly appointed director are standing for election at such annual meeting. In addition, our corporate governance guidelines provide that no director on our board may serve on the board of directors of more than three publicly traded companies in addition to our board. Finally, our corporate governance guidelines now contain equity ownership guidelines for our executive officers and non-employee directors. See the sections titled “Executive Compensation; Compensation Discussion and Analysis; Other Compensation Policies” and “Director Compensation; Equity Awards” for a description of these equity ownership guidelines.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report their concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the general counsel or, if such individual is uncomfortable reporting to the general counsel, to the attention of the chairman of the audit committee. Individuals may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system available on our Intranet website.

Director Nomination Procedures

The nominating and governance committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating and governance committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating and governance committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and governance committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than 90 days or more than

120 days prior to the anniversary date of our most recent annual meeting of stockholders. If the date of our annual meeting changes by more than 30 days from the anniversary of the prior year’s annual meeting then the stockholder recommendation and information described above must be received by the corporate secretary not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of NetSuite and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the board, ability to complement the competency and skills of the other board members and independence from management and the Company. The nominating and governance committee also seeks to have the board represent a diversity of backgrounds and experience.

Among other attributes, the nominating and governance committee may consider a director candidate’s diversity of background and personal experience. In this context, diversity may encompass a candidate’s particular race, ethnicity, national origin and gender, geographic residency, educational and professional history, community or public service, expertise or knowledge base and/or other tangible and intangible aspects of the candidate’s background in relation to the personal characteristics of current directors and other potential director candidates. The nominating and governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate’s background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and governance committee may consider in evaluating any particular candidate.

The nominating and governance committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The nominating and governance committee looks for persons meeting the criteria above. The nominating and governance committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the nominating and governance committee will also consider candidates recommended by stockholders.

Once a person has been identified by the nominating and governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and governance committee determines that the candidate warrants further consideration by the committee, the chairman or another member of the committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and governance committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering. The nominating and governance committee members and other board members may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, nominating and governance committee members or other board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Company also conducts a background check prior to appointing any new board members. The nominating and governance committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the nominating and governance committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Communications with Directors

Our board of directors encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Secretary. Stockholders and interested parties may each send communications by mail to: Secretary, NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511. Interested party correspondence addressed to our independent directors will be reviewed by our Secretary or his or her designee, who will forward to our independent directors all correspondence that, in the opinion of our Secretary, deals with the functions of the board or committees thereof or that our Secretary otherwise determines is appropriate to be sent to them.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should conduct this advisory vote on the compensation of our named executive officers. In our 2011 Annual Meeting of Stockholders, our stockholders voted to approve the option of once every three years for the frequency of the non-binding, advisory vote on the compensation of our named executive officers. We last sought stockholder approval of our executive compensation program on a non-binding, advisory basis in 2011 when our stockholders overwhelmingly approved the compensation of the named executive officers, with approximately ninety-eight percent (98%) of stockholder votes cast in favor of our executive compensation program.

Our executive officer compensation program is designed to attract and retain talented and qualified senior executives to manage and lead our Company and to motivate them to pursue and meet our corporate objectives. Under this program, our named executive officers are rewarded for individual and collective contributions to our success consistent with our “pay for performance” philosophy. Furthermore, the executive officer total compensation program is aligned with the nature and dynamics of our business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. Additional details about our executive compensation programs are described under the section titled “Compensation Discussion and Analysis.”

Our compensation committee regularly reviews the executive officer compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, ON A NON-BINDING, ADVISORY BASIS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On the recommendation of the audit committee, the board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The board of directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection, though a change will not necessarily be made. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our financial statements for the period beginning from December 31, 2005 to the fiscal year ended December 31, 2013. We expect representatives of KPMG LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2013 and 2012:

	2013(1)	2012(2)
Audit Fees(3)	$1,460,922	$1,100,934
Audit-Related Fees(4)	160,000	100,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,620,922	$1,200,934

(1)	Includes $23,447 for out-of-pocket expenses.

(2)	Includes $30,934 for out-of-pocket expenses.

(3)	Audit Fees include fees for professional services rendered in connection with the audit of our annual financial statements included in our Form 10-K, the review of the financial statements included in our Form 10-Q, attestation-related services in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

(4)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including a SOC1 audit report.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our audit committee to pre-approve all audit and permissible non-audit services to be performed by KPMG. Our audit committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the audit committee delegates to the chair of the audit committee the authority to address any requests for pre-approval of services between audit committee meetings; provided, however, that such additional or amended services may not affect KPMG’s independence under applicable SEC rules. Any such pre-approval decisions that are made by the chair of the audit committee must be reported to the audit committee at its next scheduled meeting.

All KPMG LLP services and fees in 2013 were pre-approved by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The audit committee operates under a written charter originally adopted by the board of directors on April 11, 2007, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by the Company’s independent registered public accounting firm, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, overseeing and monitoring the Company’s internal audit function, assisting with overseeing the Company’s enterprise risk management program, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. The audit committee held eight (8) meetings during 2013.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year Ended December 31, 2013

The audit committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2013 with management. The audit committee discussed with KPMG LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards.

The audit committee received the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the audit committee has discussed with KPMG LLP its independence from the Company and its management.

The Company’s management has established and the audit committee has reviewed and approved procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by NetSuite employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the audit committee’s review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Steven J. Gomo (Chair)

Deborah Farrington

Catherine Kinney

Kevin Thompson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2014 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 75,554,161 shares of common stock outstanding at February 28, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, restricted stock units (“RSUs”) or other convertible securities held by that person or entity that are currently exercisable or otherwise may be acquired within 60 days of February 28, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of February 28, 2014(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class (%)(2)
5% Stockholders:
Entities beneficially owned by Lawrence J. Ellison(3)	31,964,891	—	31,964,891	42.31
FMR LLC(4)	6,929,685	—	6,929,685	9.17

Directors and Executive Officers:
Zachary Nelson	825,347	26,363	1,121,710	1.48
Evan Goldberg	2,657,678	92,850	2,750,528	3.64
James McGeever	176,375	23,150	199,525	*
Ronald Gill	17,734	23,306	41,040	*
Timothy Dilley	7,590	12,594	20,184	*
William Beane III	5,220	3,520	8,740	*
Deborah Farrington	3,327	64,524	67,851	*
Steven J. Gomo	657	5,727	6,384	*
Catherine R. Kinney	3,655	49,632	53,287	*
Kevin Thompson	3,411	7,463	10,874	*
Edward Zander	8,875	49,632	58,507	*
All executive officers and directors as a group (13 persons)	3,720,708	653,622	4,374,330	5.74

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding options held by our directors and executive officers exercisable within 60 days of February 28, 2014. Also includes shares issuable within 60 days of February 28, 2014 upon vesting of RSUs held by our directors and executive officers.

(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 75,554,161 shares of common stock outstanding as of February 28, 2014, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after February 28, 2014.

(3)	31,964,891 shares are held by NetSuite Restricted Holdings LLC, the membership interests of which are beneficially owned by Lawrence J. Ellison through a revocable trust. The LLC operating agreement for NetSuite Restricted Holdings LLC is subject to various terms and restrictions with respect to future voting and disposition of the shares held by such entity. See the section titled “Certain Relationships and Related Transactions/Other Transactions with Our Significant Stockholders/Lawrence J. Ellison” for a description of these terms and restrictions. The address for NetSuite Restricted Holdings LLC is One Bush Street, Suite 650, San Francisco, CA 94104. Excludes 1,146,120 shares held in trust for David Ellison and 2,222,239 shares held directly by David Ellison. Also excludes 2,292,240 shares held in trust for Margaret Ellison. Mr. Ellison and NetSuite Restricted Holdings LLC disclaim beneficial ownership of the excluded shares.

(4)	Based solely on the information reported in the Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2014. Consists of 6,929,685 shares beneficially held by FMR LLC and Mr. Johnson, 162,358 shares for which FMR LLC possesses sole voting power and 6,929,685 shares for which FMR LLC and Mr. Johnson possess sole dispositive power. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 6,369,419 shares as a result of acting as investment adviser to various investment companies. The principal address for FMR LLC is 245 Summer Street, Boston, MA 02210.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information related to our common stock which may be issued under our existing equity compensation plans as of December 31, 2013, including our 1999 Stock Plan (the “1999 Plan”) and the 2007 Equity Incentive Plan (the “2007 Plan”):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	4,557,811	$36.51	4,142,374	(3)

(1)	This does not include RSUs or PSUs which have a purchase price of $0.00 per award.

(2)	Consists of options granted under the 1999 Plan and option grants, restricted stock awards, RSUs and PSUs made under the 2007 Plan.

(3)	Consists of 3,937,448 shares that remain available for future grant under the 2007 Plan, which includes shares that rolled over from the 1999 Plan, plus 204,926 shares that, as of December 31, 2013, had been allocated for the 2012 PSUs and 2013 PSUs (as such terms are defined below). Shares under the 2007 Plan are subject to automatic increase on January 1 of each year beginning in our 2009 fiscal year equal to the least of: (a) 9,000,000 shares, (b) 3.5% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans, or (c) such other amount as our board of directors may determine. We will not make future grants under the 1999 Plan. On January 1, 2014, the 2007 Plan was automatically increased by 2,796,442 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Overview

Our goal is to be the leading provider of cloud-based business management software suites, which include Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”), Professional Services Automation (“PSA”) and Ecommerce functionality that enable companies to manage most of their core business operations in our single integrated suite. In order to support this strategy and to continue to deliver strong execution, we strive to provide an executive compensation program that attracts and retains talented and qualified senior executives to manage and lead our Company and motivates them to pursue and meet our corporate objectives. For this purpose, we use a mix of compensation elements including base salary, performance-based cash incentives, long-term equity incentives, and benefits, including potential post-termination severance and change of control benefits. In 2013, we positioned the components of total compensation for our named executive officers with an emphasis on equity compensation, and a greater percentage of equity compensation allocated towards performance-based equity awards rather than time-based equity awards.

Our named executive officers for 2013 were:

•	Zachary Nelson, President and Chief Executive Officer

•	Evan Goldberg, Chief Technology Officer

•	James McGeever, Chief Operating Officer

•	Ronald Gill, Chief Financial Officer

•	Timothy Dilley, Executive Vice President, Worldwide Services and Chief Customer Officer

Pay for Performance

We believe the compensation program for our named executive officers in 2013 and prior years was instrumental in helping us achieve strong financial performance in 2013. For 2013,

•	Revenue grew to $414.5 million, representing an increase of $105.7 million or 34% year-over-year.

•	Non-GAAP net income grew to $19.9 million in 2013, an increase of $0.8 million or 4% over the prior year.

•	Non-GAAP operating income grew to $23.6 million in 2013, an increase of $1.5 million or 7% over the prior year.

•	Operating cash flow grew to $62.2 million in 2013, representing an increase of $7.9 million or 15% over the prior year.

Our strong 2013 performance was a critical factor in determining the compensation outcomes for 2013. We believe that a compensation program designed around performance metrics is instrumental in helping us achieve strong financial performance. As a result of strong revenue growth, operating income, and operating cash flow in 2013, our named executive officers received above-target payouts under the Executive Performance Based Cash Incentive Plan and the second tranche of the performance stock unit (PSUs) awards granted in 2012 (the “2012 PSUs”) that were eligible for vesting based on 2013 performance.

Our executive compensation strategy is to provide market-competitive compensation that is weighted toward performance-based compensation for both cash compensation and equity compensation. We generally target total direct compensation of our employees, including our executive officers, at competitive levels to enable us to attract and retain the qualified talent necessary to operate and grow our business. Our compensation committee retains the ability to set compensation based on such factors as the competitive market (based on an analysis of the compensation practices of comparable public companies), individual performance, prior and anticipated future contributions to our company, and internal relative alignment of compensation levels. Performance-based incentives continued to represent the largest portion of the target total direct compensation opportunities for our named executive officers. The following charts show the pay mix of (i) our chief executive officer and (ii) all other named executive officers for 2013:

The percentages above were calculated using base salary, non-equity incentive plan compensation (i.e., cash incentive compensation), grant date fair value of equity awards (not value actually received), and all other compensation as reported in the Summary Compensation Table.

2013 Key Compensation Actions

Other highlights of our 2013 executive compensation policies and practices were as follows:

•

Equity Awards Tied to Revenue and/or Non-GAAP Operating Margin. At the beginning of 2013, we approved performance metrics for the second tranche of 2012 PSU grants made to our executive officers that were based on our achievement in 2013 against revenue targets approved by our compensation committee. At the end of 2013, we approved additional PSU grants to certain named executive officers (the “2013 PSUs”) that were eligible to vest based on our achievement against average annual revenue growth and non-GAAP operating margin targets over a two-year performance period. By approving vesting conditions for each of these grants related to one or more of the Company’s core performance objectives, we strived to create incentives for our executive offers that promote our short-term and long- term goals. We believe this design strengthens the pay-for-performance alignment of our executive compensation program, and further aligns the interests of our named executive officers with those of our stockholders.

•

Caps on Performance-Based Incentive Compensation. For 2013, we capped performance-based cash incentive compensation at 175% of the payout target and performance-based equity compensation at 200% of the payout target for the second tranche of the 2012 PSUs and 115% of the payout target for the 2013 PSUs.

•

Increases to Total Target Cash Opportunities. In 2013, we increased the total target cash opportunities for Messrs. Nelson, McGeever, and Gill so that all of our named executive officers were within (or, in the case of Mr. Dilley, slightly above) the targeted range for comparable executives at our peers. We believe this allows us to stay competitive with our peers and retain our highly sought after executives.

•

Limit All Other Compensation. We limit all other compensation to our named executive officers. For example, we do not have guaranteed performance-based cash incentives, executive perquisites such as club memberships or financial planning services, or any separate executive retirement plan that is not generally available to all employees.

•

Policy Against Hedging. Our Insider Trading Compliance Policy prohibits members of our board of directors and our executive officers from engaging in short sales, short-term trading, short-term or speculative transactions giving the insider the ability to profit from a decline in our stock price, transactions involving derivative securities relating to the Company’s common stock, such as trades in puts or calls, and hedging transactions.

Impact of 2011 Stockholder Advisory Vote on 2013 Executive Compensation

In May 2011, we conducted a non-binding, advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, at our Annual Meeting of Stockholders. Our stockholders approved the compensation of the named executive officers, with approximately 98% of stockholder votes cast in favor of our executive compensation program.

The compensation committee evaluated our executive compensation policies and practices throughout 2013, and determined the Company should maintain the compensation philosophy and objectives from prior years and retain our general approach to executive compensation. As a result, the compensation committee decided to maintain an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and, except as noted above, made no significant changes to our executive compensation program.

Consistent with the recommendation of the board of directors and the approval of our stockholders in connection with the advisory vote on the frequency of future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, the board of directors has adopted a policy providing for triennial advisory votes on the compensation of our named executive officers. Accordingly, our stockholders are being asked to approve the compensation of our named executive officers on a non-binding, advisory basis, as described in greater detail under Proposal 2 herein. After the say-on-pay vote to be conducted at this Annual Meeting of Stockholders, the next non-binding, advisory vote on executive officer compensation will be held in 2017.

Compensation Objectives

The goal of our executive compensation program is to tie executive compensation to the performance of the Company and management. We have created a compensation program that has a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe will provide appropriate incentives to retain and incentivize our named executive officers and other senior executives and management team and help to:

•

support our performance-based approach to managing pay levels to foster a goal oriented, highly-motivated management team whose members have a clear understanding of business objectives and shared corporate values;

•	link pay to performance using defined and measurable metrics;

•	align the interests of our executive officers with those of our stockholders;

•	allocate company resources to effectively exploit our technological capabilities in the development of new applications and services; and

•	achieve internal equity across our organization based upon position and level of responsibility.

We also strive to ensure that our executive compensation program is competitive with the practices of the companies with which we compete for talent.

Compensation for each named executive officer is comprised of a base salary, short-term performance-based cash incentives and long-term equity incentives (both annual option and RSU awards and multi-year PSU awards). The base salary is generally reviewed annually and adjustments are considered based on the individual performance of the executive officer, level of experience or tenure in their position and an evaluation of the competitive market-based data derived from our peer group companies and other relevant public company data. The short-term performance-based cash incentives are based upon achievement of corporate objectives and individual performance. The long-term equity incentives are designed to provide long-term compensation based on Company performance, as reflected in the value of the shares of the Company’s common stock underlying the equity compensation compared to the purchase price of those shares, if any. We generally target base salary and short-term performance-based cash incentives to the 50th to 75th percentile range of our peer group companies, with long-term equity incentives targeted at the top quartile of our peer group companies. However, the compensation committee retains the ability to set compensation outside of these ranges based on such factors as it determines are merited. We give significant weighting toward long-term equity incentives in order to reward our named executive officers when we generate stockholder returns. At the same time, if our efforts do not generate positive stockholder returns, a significant portion of the compensation for our named executive officers is at risk, which we believe aligns their interests with the interests of our stockholders.

Role of the Compensation Consultant

The compensation committee has the authority to engage independent advisors to assist the committee in carrying out its responsibilities. For 2013, the compensation committee selected and directly retained the services of Compensia, Inc. (“Compensia”), a national executive compensation consulting firm. Compensia reported directly to the compensation committee and not to management. Compensia reviewed and advised on all principal aspects of the executive compensation program, including, but not limited to, providing recommendations regarding the composition of our Select Peer Group for 2013, analyzing publicly-available compensation data of peer group company proxy statements, compensation survey data, and other publicly available data (including applying its experience with other companies), and reviewing and advising on the target total direct compensation opportunities our executive officers, including base salaries, annual and long-term incentives, including associated performance goals. For 2013, Compensia also assisted the compensation committee with our equity compensation strategy, including providing data for establishing a target equity burn rate, grant value levels, and the appropriate mix and weight of different equity vehicles.

In 2013, in addition to the compensation advisory services it provides to the compensation committee, Compensia also assisted us in reviewing and preparing disclosures for our proxy statement and providing advice to the nominating and governance committee on the compensation of our board of directors. The total cost of these additional services was significantly less than $120,000 in 2013.

Based on the consideration of the various factors as set forth in the rules of the SEC and the NYSE, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Compensation Setting Process

Our board of directors established a compensation committee as a regular committee of the board of directors in 2007. The compensation committee currently consists of Ms. Farrington, as chairperson of the committee, Mr. Thompson and Mr. Zander. Each member has been determined to be and each current member remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. In accordance with its charter, for 2013 and beyond, the compensation committee has and will evaluate, approve, administer and interpret our executives’ compensation and benefit policies.

In 2013, our compensation committee, in consultation with Compensia, took the following actions in connection with setting the compensation of our named executive officers:

•	with input from our management team, reviewed and made appropriate adjustments to our Select Peer Group, as described below;

•	developed recommendations with regard to executive compensation structures with reference to the applicable Select Peer Group and the compensation survey results;

•

reviewed our practice regarding chief executive officer compensation, including determining evaluation criteria, reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer, independent of input from him;

•

assessed our policy to review on an annual basis the performance of our named executive officers with assistance from our chief executive officer and determining what it believed to be appropriate target total direct compensation based on competitive levels as measured against the applicable Select Peer Group and companies analyzed in the compensation survey results; and

•	considered the results of the advisory “say-on-pay” vote.

Participation of Management in Compensation Decisions

The compensation committee works collaboratively with members of management as well as Compensia in designing and developing new compensation programs applicable to our executive officers, including our named executive officers. The compensation committee directs management, including the chief executive officer, to prepare reports and recommendations for the review, discussion, modification and final approval by the compensation committee with respect to various aspects of our named executive officers’ total compensation. The compensation committee believes, for example, that the executive officers have greater day-to-day insight into the key metrics on which company performance should be evaluated. Consequently, the compensation committee directs the chief executive officer, and for certain matters, the chief financial officer and senior human resources personnel, to prepare recommendations with respect to appropriate qualitative and quantitative criteria on which our named executive officers’ performance might be based.

The compensation committee may use these reports and recommendations provided by the chief executive officer or other executive officers in discharging its duties with respect to reviewing and setting named executive officer compensation. Other resources that our compensation committee may rely upon include an individual board member’s respective experiences and recommendations, recommendations of Compensia, peer or competitive compensation data provided by Compensia or management, the deliberative process of the compensation committee, and any other resources that the compensation committee may determine are relevant. Once the compensation committee believes that it has the information necessary to conduct its deliberations, it does so without further input of our named executive officers when discussing the chief executive officer’s compensation; and with input of the chief executive officer, and often with his participation in the deliberations, when discussing the compensation for the remaining named executive officers.

Once the compensation committee has made compensation decisions with respect to our named executive officer compensation, neither the chief executive officer nor any other named executive officer has any discretion or authority to increase or decrease the approved compensation, whether in the form of base salary, cash incentive compensation, equity compensation or benefits.

Competitive Market Review

We compete with many other technology companies in seeking to attract and retain a skilled workforce and aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we compete for a pool of talent that is highly sought after by both large and established technology companies and earlier stage companies, including on-demand software and customer relationship management/enterprise software companies and other companies seeking similar skill sets in our geographic area, and in some cases, nationally and internationally. Larger and more established organizations in our industry seek to recruit top talent from smaller and less established companies in the sector just as smaller organizations look to attract and retain the best talent from the industry as a whole.

To succeed in attracting top executives and retaining our named executive officers, we draw upon and access compensation data from a variety of sources, including relevant nationally recognized surveys (as listed below) to ensure we remain current on compensation trends. Our management and compensation committee review data that analyzes various cross-sections of our industry, including on-demand software services companies, software companies in our geographic area where we compete for talent and accounting software companies.

Market Comparisons: How We Define Our Market and How We Use Market Compensation Data

For 2013, Compensia conducted a total executive compensation review for the compensation committee that compared and analyzed our named executive officers’ total compensation levels to those of executives at the companies in the applicable Select Peer Group, as discussed below. For 2013, Compensia also performed an assessment of the one- and three-year chief executive officer/chief financial officer pay versus peer performance against total stockholder return (TSR) and operational metrics (i.e., revenue growth and non-GAAP operating margin growth) (the “2013 Realized Pay Analysis”). In setting 2013 executive compensation, Compensia worked directly with the compensation committee to evaluate the results of these reviews so that the compensation committee could make more fully informed decisions in setting compensation levels for our named executive officers.

Defining the Market

In the first quarter of 2013, we used two public company market references to compare our total compensation practices and amounts for our named executive officers to those in the market for setting 2013 compensation:

•	Publicly-Held Companies Survey. Radford July 2012 High-Tech Industry Executive Compensation Survey; and

•

2013 Select Peer Group. Publicly available compensation data for: Advent Software, Inc., Aspen Technology, Inc., athenahealth, Inc., Blackbaud, Inc., CommVault Systems, Inc., Concur Technologies, Inc., ExactTarget, Inc., Fortinet, Inc., j2 Global, Inc., Qlik Technologies Inc., RealPage, Inc., ServiceNow, Inc., SolarWinds, Inc., Splunk Inc., The Ultimate Software Group, Inc., and Workday, Inc.

In assembling the 2013 Select Peer Group, the compensation committee considered companies that met the following criteria: (1) companies with similar financial, industry and size characteristic as us; (2) publicly traded software companies, principally on-demand software companies; and (3) companies that may compete with us for key leadership talent. In reviewing the 2013 Select Peer Group for appropriateness for 2013, as compared to 2012, Synchronoss, Technologies, Inc. was removed from the list of comparable companies because it did not fit the criteria set forth above, Ariba, Inc. and SuccessFactors, Inc. were removed from the list because they were acquired by SAP, and Taleo Corp. was removed from the list because it was acquired by Oracle.

Additionally, Aspen Technology, Inc., ExactTarget, Inc., ServiceNow, Inc., Splunk Inc., and Workday, Inc. were added because they fit the criteria used to select our 2013 Select Peer Group companies. The compensation committee also continued to review the compensation data from salesforce.com, inc. for reference purposes only.

The median revenue of the 2013 Select Peer Group was $323 million for the four quarters completed as of October 26, 2012, the median market capitalization of the 2013 Select Peer Group was $2,295 million as of October 26, 2012, and the median headcount of the 2013 Select Peer Group was 1,263 employees. Over the same periods, our revenue was $288 million, our market capitalization was $4,638 million and we had 1,265 employees.

In the fourth quarter of 2013, we used two public company market references to compare our total compensation practices and amounts for our named executive officers to those in the market for setting the size and structure of the 2013 PSUs:

•	Publicly-Held Companies Survey. Radford October 2013 High-Tech Industry Executive Compensation Survey; and

•

2014 Select Peer Group. Publicly available compensation data for: Aspen Technology, Inc., athenahealth, Inc., CommVault Systems, Inc., Concur Technologies, Inc., CoStart Group, Inc., Fortinet, Inc., Guidewire Software, Inc., j2 Global, Inc., Pandora Media, Inc., Qlik Technologies Inc., ServiceNow, Inc., SolarWinds, Inc., Splunk Inc., The Ultimate Software Group, Inc., Workday, Inc., and Yelp Inc.

In assembling the 2014 Select Peer Group, the compensation committee considered companies that met the following criteria: (1) companies with similar financial, industry and size characteristic as us; (2) publicly traded software companies, principally on-demand software companies; and (3) companies that may compete with us for key leadership talent. In reviewing the 2014 Select Peer Group for appropriateness for 2014, as compared to 2013, Advent Software, Inc., Blackbaud, Inc., and RealPage, Inc. were removed from the list of comparable companies because they did not fit the criteria set forth above, ExactTarget, Inc. was removed from the list because it was acquired by salesforce.com, inc.

Additionally, CoStart Group, Inc., Guidewire Software, Inc., Pandora Media, Inc., and Yelp Inc. were added because they fit the criteria used to select our 2014 Select Peer Group companies. The compensation committee continued to review the compensation data from salesforce.com, inc. for reference purposes only.

The median revenue of the 2014 Select Peer Group was $390 million for the four quarters completed as of October 15, 2013, the median market capitalization of the 2014 Select Peer Group was $4,058 million as of October 15, 2013, and the median headcount of the 2014 Select Peer Group was 1,406 employees. Over the same periods, our revenue was $357 million, our market capitalization was $7,891 million and we had 1,778 employees.

We intend to review our Select Peer Group at least annually.

Components of our Compensation Program

Our executive compensation program consists of four primary components: base salary; performance-based cash incentives; long-term equity-based incentives; and benefits, including post-employment compensation arrangements. We chose to build our executive compensation program around each of the above elements because we believe that each individual component is useful in achieving one or more of the objectives of our program and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Base salaries, performance-based cash incentives and long-term equity-based incentives are set based on a combination of corporate objectives and individual performance. We utilize short-term compensation, including performance-based cash incentives, to motivate and reward our key executives in accordance with our “pay-for-performance” philosophy. We use equity-based incentives to align the interests of our senior executives with those of our stockholders and to promote a longer-term performance perspective and achievement of our long-term strategy. Total equity ownership for our named executive officers is reviewed at least annually. Finally, we use benefits, including post-employment compensation arrangements, as a means of retaining our named executive officers and reducing the degree to which the possible loss of employment might affect our executives’ willingness to take risks and/or enter into strategic relationships and transactions that, while potentially beneficial to our stockholders, might result in the termination of the executive’s employment.

Our executives’ total compensation may vary significantly year to year based on company, functional area and individual performance. Further, the value of equity awards made to our named executive officers will vary based on our stock price performance.

Weighting of Elements in our Compensation Program

The use and weight of each compensation element is based on a subjective determination by the compensation committee of the importance of each element in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s total potential compensation “at risk” based on corporate and individual performance. As a result, compensation paid in the form of base salary and benefits represented less than one-quarter of each named executive officer’s potential total compensation at target performance levels for 2013. We believe that, as is common in the technology sector, equity-based awards are a significant compensation-related motivator in attracting and retaining employees and that base salary and performance-based cash incentive levels are, in many instances, secondary considerations to many employees, particularly at the executive and managerial levels.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as the prevailing market conditions. The base salary of our named executive officers will be generally reviewed on an annual basis and adjustments may be made to reflect performance-based factors, as well as competitive conditions, experience and tenure. We have not and currently do not intend to apply specific formulas to determine increases. We have, however, in the past few years referred to public company surveys, as well as data from our peer group companies, and may in the future continue to compare our base salary against those public companies we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary.

In 2013, the compensation committee reviewed the base salaries of our named executive officers focusing on the competitiveness of these salaries, based on compensation survey data of public companies and our 2013 Select Peer Group and where each named executive officer’s base salary fell within the targeted range. Based on that information and the desire to retain our named executive officers, the compensation committee determined that an increase in base salary was warranted for each named executive officer (other than Messrs Goldberg and McGeever) to bring his base salary closer to the targeted range of our 2013 Select Peer Group. The base salary increases were effective as of January 1, 2013. Mr. Goldberg’s base salary remained at the same level as was in place in 2012, and continued to fall above the target range of our 2013 Select Peer Group in recognition of his unique contributions to the Company. Mr. McGeever’s base salary remained at the same level but his performance-based cash incentive opportunity was increased to bring his total target cash compensation opportunity within the targeted range of the 2013 Select Peer Group.

The table below illustrates the base salaries in effect for 2013 for our named executive officers.

Named Executive Officer	2013 Base Salary ($)
Zachary Nelson	500,000
Evan Goldberg	400,000
James McGeever	360,000
Ronald Gill	325,000
Timothy Dilley	300,000

Performance-Based Cash Incentives. Performance-based cash incentives are paid to our named executive officers based on the achievement of corporate performance objectives and a qualitative assessment of the applicable officer’s individual performance, each as determined by the compensation committee. The corporate objectives may change from year to year as the Company and market conditions continue to evolve and different priorities are established, but the compensation committee plans to continue to set those performance objectives and to measure performance against them. In 2013, the target performance-based cash incentive compensation opportunities for our named executive officers ranged from 50% to 100% of annual base salary. The compensation committee referred to external market data, the individual’s past and potential future contributions, the Company’s short-term and long-term objectives, and the other factors it deemed relevant in determining the applicable target percentages for each named executive officer.

2013 Performance-Based Cash Incentive Program

In March 2013, the compensation committee established the performance-based cash incentive opportunities and the weighting of the corporate and individual components for our named executive officers under the Executive Performance Based Cash Incentive Plan for 2013 (the “2013 Cash Incentive Program”), which consisted of a financial metric component (75% weight) and an individual performance component (25% weight). Each named executive officer’s target annual performance-based cash incentive was made retroactive to January 1, 2014. The target annual performance-based cash incentive amounts and allocation of the financial metric component and individual performance component as a percentage of the total annual performance-based cash incentives for each named executive officer were as follows:

Named Executive Officer	2013 Target Performance- Based Cash Incentive ($)	Financial Metric Component (%)	Individual Performance Component (%)
Zachary Nelson	500,000	75	25
Evan Goldberg	200,000	75	25
James McGeever	360,000	75	25
Ronald Gill	225,000	75	25
Timothy Dilley	200,000	75	25

In determining the target annual performance-based cash incentive amounts for 2013, the compensation committee focused on the competitiveness of these target amounts, based on compensation survey data and our 2013 Select Peer Group and where each named executive’s officer’s target amount fell within the targeted range. Based on that information and the desire to provide the appropriate incentives for our named executive officers, the compensation committee determined that an increase to the target annual performance-based cash incentive amounts for all of the named executive officers (other than Mr. Goldberg) was warranted to bring their target amounts to within the targeted range except for the increases for Messrs. McGeever and Dilley, which were set above the targeted range in order to tie a greater percentage of their respective total cash compensation opportunity to our performance. The compensation committee believed that Mr. Goldberg’s target performance-based cash incentive amount in 2012 provided the appropriate incentives and did not make any adjustments for 2013. Each named executive officer’s total target cash compensation opportunity fell within the targeted range, except for Mr. Dilley’s opportunity, which fell slightly above the targeted range due largely to the challenges we encountered of identifying executives at peer companies with comparable duties and responsibilities.

Individual Performance Component. For the individual performance component, payments were determined at the discretion of the compensation committee based on a qualitative assessment of each named executive officer’s individual performance by considering criteria such as professional effectiveness, leadership, strategic and operational execution and creativity. For 2013, seventy-five percent (75%) of each named executive officer’s individual performance component was allocated evenly over each quarter and paid quarterly based on quarterly performance and the other twenty-five percent (25%) was paid annually based on annual performance.

For 2013, the compensation committee determined that the named executive officers achieved the following payout levels against their individual goals for the quarterly individual performance component.

	Q1	Q2	Q3	Q4	ANNUAL
Zachary Nelson	100%	95%	95%	100%	100%
Evan Goldberg	100%	95%	95%	95%	96%
James McGeever	95%	85%	95%	100%	94%
Ronald Gill	100%	100%	95%	100%	99%
Timothy Dilley	80%	90%	90%	90%	88%

Financial Metric Component. For all named executive officers, the financial metric component for 2013 consisted of three core company performance objectives: a GAAP revenue target, a non-GAAP operating income target and a non-GAAP operating cash flow target.

For purposes of the 2013 Cash Incentive Plan, “non-GAAP operating income” was determined in accordance with how we calculate our publicly reported financial results and excludes the impact of stock-based compensation, amortization of intangibles, transition costs related to acquisitions, and one-time litigation settlement costs. For purposes of the 2013 Cash Incentive Plan, “non-GAAP operating cash flow” was determined in the same manner as GAAP operating cash flow excluding the impact of cash disbursements relating to acquisition transaction costs in accordance with how we calculate our publicly reported financial results. The weighting for each of these company performance objectives as a percentage of the financial metric component was as follows:

Company Performance Objectives	Percentage of Total Financial Metric Component (%)
GAAP Revenue Target	70
Non-GAAP Operating Income Target	15
Non-GAAP Operating Cash Flow Target	15

Achievement of each of the corporate performance objectives are determined and paid out quarterly. Actual payouts under each of the corporate performance objectives were calculated on a sliding scale based on the outcome on each metric. More specifically, the payouts under the 2013 Cash Incentive Program for the corporate performance objectives were subject to the following thresholds and caps per target:

Revenue Target: The Company’s 2013 revenue objective was established at $91.4 million in the first quarter, $99.0 million in the second quarter, $105.5 million in the third quarter and $111.0 million in the fourth quarter, calculated in accordance with generally accepted accounting principles, or GAAP. With respect to the revenue objective, the minimum threshold for a performance-based cash incentive payment under this metric was achievement of 95% of the revenue objective. If the minimum threshold was not met, no performance-based cash incentive would be earned for the revenue objective. If the initial threshold of at least 95% of the revenue objective was achieved, there would be a payment of 25% of the target cash incentive applicable to the revenue objective. For achievement above the minimum threshold, the incentive amount would increase linearly upon achievement of up to 105% of the revenue objective. Each named executive officer could earn a cash incentive of up to 175% of his target cash incentive for an achievement of 105% or greater of the revenue objective.

For 2013, our actual achievement against each of our quarterly revenue objectives and related payout levels (shown as a percentage of quarterly revenue payout targets) was as follows: 100% achievement resulting in 100% payout in the first quarter, 102% achievement resulting in 125% payout in the second quarter, 101% achievement resulting in 120% payout in the third quarter and 104% achievement resulting in 150% payout in the fourth quarter.

Operating Income: The Company’s 2013 non-GAAP operating income objective was $3.0 million in the first quarter, $2.8 million in the second quarter, $8.5 million in the third quarter and $9.6 million in the fourth quarter. If the Company achieved 95% of the 2013 non-GAAP operating income target in any quarter, then the initial threshold would be met resulting in a payment of 25% of the target cash incentive applicable to the non-GAAP operating income objective. For achievement above the target threshold, then the cash incentive amount would increase linearly upon achievement of up to 104% of the 2013 non-GAAP operating income target and each named executive officer could earn a cash incentive equal to 175% of the target cash incentive for an achievement at this maximum threshold or greater.

For 2013, our actual achievement against each of our quarterly non-GAAP operating income targets and related payout levels (shown as a percentage of net income payout targets) was as follows: 127% achievement resulting in a 175% payout in the first quarter, 170% achievement resulting in a 175% payout in the second quarter, 90% achievement resulting in a 0% payout in the third quarter and 77% achievement resulting in 0% payout in the fourth quarter.

Operating Cash Flow Target: The Company’s 2013 non-GAAP operating cash flow objective was $13.3 million in the first quarter, $10.7 million in the second quarter, $13.3 million in the third quarter and $19.7 million in the fourth quarter. If the Company achieved 85% of the 2013 non-GAAP operating cash flow target in any quarter, then the initial threshold would be met resulting in a payment of 25% of the target cash incentive applicable to non-GAAP operating cash flow objective. For achievement above the minimum threshold, then the cash incentive amount would increase linearly upon achievement of up to 115% of the 2013 non-GAAP operating cash flow target and each named executive officer could earn a cash incentive equal to 175% of his target cash incentive at this maximum threshold or greater.

For 2013, our actual achievement against each of our quarterly operating cash flow objectives and related payout levels (shown as a percentage of operating cash flow payout targets) was as follows: 115% achievement resulting in 175% payout in the first quarter, 146% achievement resulting in 175% payout in the second quarter, 110% achievement resulting in 150% payout in the third quarter and 89% achievement resulting in 45% payout in the fourth quarter.

The target and actual performance-based cash incentive amounts for 2013 for our named executive officers were as follows, based on the achievement against the financial metric component and individual performance component discussed above:

Named Executive Officer	Base Salary ($)	Target Performance- Based Cash Incentive ($)	Performance- Based Cash Incentive Actually Paid ($)			Annual Target as Percentage of Base Salary (%)	Performance- Based Cash Incentive Actually Paid as Percentage of Base Salary (%)
			Financial Metric ($)	Individual Performance ($)	Total Performance Based Cash Incentive Actually Paid ($)
Zachary Nelson	500,000	500,000	450,703	122,657	573,360	100	115
Evan Goldberg	400,000	200,000	180,281	48,095	228,376	50	57
James McGeever	360,000	360,000	324,507	84,431	408,938	100	114
Ronald Gill	325,000	225,000	202,816	55,582	258,398	69	80
Timothy Dilley	300,000	200,000	181,183	44,031	225,214	67	75

For 2013, our named executive officers achieved, on average, approximately 114% of their total target performance-based cash incentive opportunity.

2013 Long-Term Incentive Program

We believe that using equity-based awards as our long-term incentives helps establish a corporate culture that supports strong long-term corporate performance by encouraging our named executive officers to take a long-term outlook.

Our equity incentive plans have been established to provide our named executive officers with incentives to help align their interests with the interests of our stockholders. The compensation committee grants equity awards to named executive officers to enable them to participate in the long-term appreciation of the Company’s common stock’s value, while reducing or eliminating the economic benefit of such awards in the event our common stock does not perform well. Additionally, equity awards provide an important retention tool for our named executive officers to the extent that stock options and other equity awards are subject to vesting over an extended period of time and provide for only a limited exercise period following termination of employment.

The equity awards that comprise the long-term incentive component of our executive compensation program consist of annual grants (in the form of stock options and RSU awards) and multi-year performance-based grants (in the form PSU awards). The compensation committee believes it is important to provide long-term retention that includes both a mix of stock options and stock awards, both to mitigate some of the risk of options during turbulent economic times and to be competitive with recent equity awards made by the applicable Select Peer Group as well as other comparable high-growth technology companies with which we compete for talent. In 2013, as in 2012, the compensation committee provided for an equity mix that emphasized performance-based awards, which generally comprised approximately 40% or more of a named executive officer’s 2013 equity grants. The compensation committee’s decision in allocating equity-based incentives among three different forms of equity is intended to provide a blended mix of incentives aligned with stockholders interests that will incentivize and retain the executives.

We use two methodologies to make external comparisons when we set the value of equity awards to be granted to each named executive officer. On an individual basis, we compare the fair value of the award to those made to executives within the applicable Select Peer Group using a Black-Scholes valuation for options that is consistent with ASC Topic 718 and the reported value for other types of equity awards, and the number of equity awards granted by position as a percentage of total common shares outstanding. We believe these comparisons provide important additional context for comparing the competitiveness of our equity-based compensation practices versus the market.

The value of the annual equity awards received by our named executive officers will be driven by our performance over time, our named executive officers’ ability to impact our results that drive stockholder value, their organization level, their potential to take on roles of increasing responsibility and competitive equity award levels for similar positions and organization levels in our Select Group companies.

In 2012, the compensation committee, with input from Compensia, adopted a three-year equity strategy for our named executive officers to bring the values of the amount vesting from their equity awards in line with those of our peers. Most of the named executive officers would be largely vested in their equity awards in early 2013, and the compensation committee determined that this three-year equity strategy was necessary to retain the named executive officers and it was appropriate to spread this over a three-year period to incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our named executive officers. The three-year equity strategy was comprised of two components: (1) annual grants of stock options and RSUs and (2) a PSU award granted in 2012 that would become eligible to vest in four substantially equal tranches over the next three years based on achievement against pre-established financial metrics.

In 2013, the compensation committee continued with this three-year equity strategy and approved for our executive officers grants of stock options and RSUs and set the performance metrics for the second tranche of the 2012 PSUs awards (as described in further detail under the PSUs section below). The number of shares subject to each grant of stock options and RSUs (viewed in the aggregate by value) was based on individual performance, review of the compensation survey and 2013 Select Peer Group data, and the compensation committee’s assessment of the retention value of existing equity grants. Additionally, further differentiation was made between the named executive officers based on competitive peer group data for their respective positions and the equity values being delivered to comparable executives within the targeted range, and the compensation committee’s assessment of each executive’s potential future contributions to the Company.

In addition, at the end of 2013, the compensation committee approved the 2013 PSUs for Messrs. Nelson, Goldberg, McGeever, and Gill. The 2013 PSUs were intended to motivate and incentivize these named executive officers to drive growth in our business, and provide retention incentives to stay with us over the long-term. In developing this program, the compensation committee reviewed the 2013 Realized Pay Analysis performed by Compensia and determined that additional PSU grants to these named executive officers would further our objective of strengthening the correlation between the estimated value that will be delivered to our stockholders and the estimated value that will be realized by our executive officers through our existing equity compensation arrangement as compared with our 2014 Select Peer Group. Specifically, the compensation committee observed that over the last two years our TSR was at the high end of the range of the applicable Select Peer Group (including our 2014 Select Peer Group) on a one- and three-year basis while our operational performance in terms of growth in revenue and operating margin over the same periods remained comparatively low. Based on Compensia’s future estimates for performance, the compensation committee believed that additional performance-based equity awards would help bridge this gap but at the same time deliver value to these named executive officers only if we achieved our growth-based performance goals and these named executive officers continued to provide services to us through and following that achievement. The 2013 PSUs would become eligible to vest based on our performance in revenue growth and operating margin for the period beginning in 2014 and ending at the end of 2015, subject to continued service with us through each vesting date. Any earned 2013 PSUs would vest on a time-based vesting schedule as described below. The number of 2013 PSUs was based largely on the compensation committee’s determination of what size awards would be necessary to deliver value to our named executive officers at the upper quartile of equity awards granted by companies in our 2014 Select Peer Group based on estimates of future performance. In making this determination, the compensation committee, with input from Compensia, assessed the estimated value of existing and new equity grants that may be delivered to these named executive officers compared with our estimated TSR and operational performance as measured against our 2014 Select Peer Group. Additionally, further differentiation was made between the named executive officers based on competitive market data for their respective positions, individual performance, and the retention value of existing and new equity grants.

Stock Options

In general, our named executive officers receive an initial stock option grant when they first join us and then are eligible to receive an annual stock option grant each year thereafter. The annual grant is generally granted in full at one time on an annual basis. These annual grants are generally subject to vesting based on the named executive officer’s continued service with us but not subject to performance vesting criteria. The compensation committee believes that options provide an appropriate incentive for our named executive officers because they will realize value only if the market price of our common stock increases, which benefits all stockholders, and the named executive officer remains employed with us through each vesting date. Annual grants generally vest over a four-year period and vest ratably each month beginning one month following the vesting commencement date subject to continued service through each vesting date. All options are granted with an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.

The compensation committee considers the number of shares of the Company’s common stock subject to options owned by other named executive officers in comparable positions within our Company using a blended model that considers options awarded as a percentage of shares outstanding and the aggregate value for each option grant.

Based on the factors described above, in 2013, we made the following annual stock option grants to our named executive officers:

Named Executive Officer	Options (#)	Grant Date Fair Value ($)
Zachary Nelson	48,497	$1,631,027
Evan Goldberg	13,990	$470,505
James McGeever	41,969	$1,411,480
Ronald Gill	19,585	$658,673
Timothy Dilley	11,192	$376,404

RSUs

It is our philosophy that an appropriate mix of equity awards is necessary to compete effectively in the current market. Therefore, newly-hired named executive officers will generally receive an initial RSU grant when they first join us and existing named executive officers will be eligible for an annual RSU grant as part of the annual review process. Annual RSU grants generally vest at a rate of 1/16th per quarter, subject to continued service with us.

Based on the factors described above, in 2013, we granted the following annual RSUs to our named executive officers:

Named Executive Officer	RSU (#)	Grant Date Fair Value ($)
Zachary Nelson	48,653	$3,657,733
Evan Goldberg	8,327	$626,024
James McGeever	42,103	$3,165,304
Ronald Gill	19,648	$1,477,137
Timothy Dilley	11,228	$844,121

PSUs

2012 PSUs (Second Tranche). In 2012, the compensation committee granted our named executive officers the 2012 PSUs based upon its fundamental belief that performance should continue to be a significant factor in our overall equity compensation program. The PSUs are settled in shares of the Company’s common stock upon vesting.

The 2012 PSUs were divided into four substantially equal tranches with the first three tranches eligible to vest based on the Company’s achievement against the performance goals established (or to be established) by the compensation committee in and for each of the Company’s 2012, 2013, and 2014 fiscal years, respectively, and the remaining tranche, the fourth tranche, eligible to vest based on the Company’s achievement against the performance goals established by the compensation committee in 2012 for the Company’s 2014 fiscal year. The compensation committee believed that establishing the performance metrics for half of the 2012 PSUs up front provided a valuable framework of short-term and long-term incentives, and retaining the discretion to establish the performance metrics at the beginning of each year for the remaining 2012 PSUs preserved the flexibility to implement performance metrics consistent with any changes to our business that may occur year-by-year.

The table below illustrates for each of the four tranches (i) the relevant performance period and (ii) the year in which the performance goals were or will be established by the compensation committee:

	Tranche 1 (25% of 2012 PSU award)	Tranche 2 (25% of 2012 PSU award)	Tranche 3 (25% of 2012 PSU award)	Tranche 4 (25% of 2012 PSU award)
Performance Period	2012 Fiscal Year	2013 Fiscal Year	2014 Fiscal Year	2014 Fiscal Year
Establishment of Performance Goals (Year)	2012 Fiscal Year	2013 Fiscal Year	2014 Fiscal Year	2012 Fiscal Year

During the first quarter of 2013, the compensation committee determined that the second tranche of the 2012 PSUs would become eligible to vest based on the Company’s achievements in revenue in 2013. This was the primary performance objective approved by the compensation committee for the first tranche of the 2012 PSUs. Revenue is one of the Company’s core performance objectives, and the compensation committee believed it created the appropriate short-term and long-term incentives for our named executive officers.

The Company was required to achieve revenue in 2013 of $406.9 million for 100% of the second tranche of the 2012 PSUs to become eligible to vest. The minimum revenue threshold was $386.5 million for 2013. If the Company achieved this minimum threshold, 25% of the second tranche of the 2012 PSUs would be eligible to vest on the time-based vesting schedule described below. For revenue achievement above this minimum threshold, the number of 2012 PSUs in the second tranche that would be eligible to vest would increase linearly upon achievement of up to $427.2 million in revenue in 2013. The maximum number of 2012 PSUs in the second tranche that could become eligible to vest is 200% for achievement of revenue of $427.2 million or more in 2013. If the Company achieved less than the 2013 revenue target, any shares subject to the second tranche of 2012 PSUs immediately would be forfeited, and the named executive officer would not be eligible to earn them under the time-based vesting schedule.

Any of the second tranche of the 2012 PSUs that become eligible to vest based on achievement against the approved performance goals would vest as to one-third in February 2014, with the remaining vesting in equal annual installments over the next two years, subject to continued service with us.

In February 2014, based on the levels of achievement in revenue of the second tranche of the 2012 PSUs, the compensation committee determined that the second tranche of the 2012 PSUs was payable at 137.48% of the target. This was based on revenue achievement of $414.5 million in 2013.

The table below sets forth (i) the total number of shares reserved under each 2012 PSU award, (ii) the target number of shares in the second tranche of the 2012 PSUs and (iii) the actual number of shares in the second tranche of the 2012 PSUs that became eligible to vest under the time-based vesting schedule described above for each of our named executive officers:

Named Executive Officer	2012 PSU Award Total Shares Reserved (#)	2012 PSU Award Second Tranche Target Amount (#)	2012 PSU Award Second Tranche Actual Achievement (#)
Zachary Nelson	143,500	35,875	49,321
Evan Goldberg	104,000	26,000	35,745
James McGeever	89,500	22,375	30,762
Ronald Gill	38,500	9,625	13,233
Timothy Dilley	40,000	10,000	13,748

2013 PSUs. In December 2013, the compensation committee approved the 2013 PSUs to Messrs. Nelson, Goldberg, McGeever, and Gill. The 2013 PSUs will become eligible to vest based on our growth over the performance period in the Company’s two core performance metrics: average annual revenue and non-GAAP operating margin. The performance period runs from the beginning of 2014 through the end of 2015. For these purposes, “non-GAAP operating margin” means the quotient obtained by dividing the Company’s non-GAAP operating income by the Company’s revenue as both numbers are reported in the Company’s press release that publicly discloses its financial results for the appropriate year, but subject to adjustment by the compensation committee for impact on revenue and expenses arising from any businesses acquired during the performance period, as such revenue and expense impact is projected by the financial model prepared by the Company’s financial department and reviewed and approved by the board of directors (or applicable committee) at the time of the acquisition.

Any of the 2013 PSUs that become eligible to vest based on achievement against the approved performance goals would vest as to 50% in February 2016 and 50% in February 2017, subject to continued service with us. Any shares subject to the 2013 PSUs that do not vest will immediately be forfeited.

Based on the factors described in the 2013 Equity-Based Incentive Program discussion above, in 2013, we granted the following 2013 PSUs to our named executive officers:

Named Executive Officer	2013 PSU (#)	Grant Date Fair Value ($)
Zachary Nelson	36,273	$3,414,377
Evan Goldberg	17,618	$1,58,382
James McGeever	17,618	$1,658,382
Ronald Gill	12,437	$1,170,695

Other Compensation Policies

Benefits. We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	a Section 401(k) plan (U.S.-based employees only);

•	a typical EAP or employee assistance program;

•	short- and long-term disability insurance and accidental death and dismemberment insurance; and

•	medical and dependent care flexible spending account (U.S.-based employees only).

We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Severance Compensation and Termination Protection. Based upon a review of comparable market data at the time the arrangements were entered into in prior years, the compensation committee previously approved severance and change of control agreements with each of our named executive officers. The compensation committee believes that severance agreements are necessary in order to provide competitive executive compensation packages. The compensation committee also believes that change of control protection could serve to minimize the distraction caused by a potential transaction and reduce the risk that a named executive officer would depart the Company before a transaction is consummated. We believe that a pre-existing change of control plan will allow our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than focusing on alternative employment. We also believe that providing similar change of control benefits to all of our named executive officers will provide an appropriate level of consistency among the named executive officers so that all of their interests would be aligned during a potential business combination. Severance payments and benefits are provided only upon termination of employment following a change of control of the Company so that a potential acquirer that wishes to retain a named executive officer during a transition period or over the long-term would have an opportunity to do so.

Additional details regarding the severance payments and benefits payable to our named executive officers, including estimates of amounts payable upon termination of employment, are disclosed in the section titled “Severance and Change of Control Arrangements” contained in this proxy statement.

Equity Award Grant Policy. In 2008, our board of directors adopted an Equity Award Grant Policy, which was amended in 2013. The Equity Award Grant Policy sets forth the material terms of stock option, RSU and performance stock unit awards under the 2007 Equity Incentive Plan. Under the policy, equity awards for new-hires are generally granted in the middle of the second month of each fiscal quarter after the action authorizing the grants becomes effective, which is intended to follow, without much delay, our earnings announcements for the prior quarter. Our board of directors or compensation committee may approve grants that are exceptions to the policy, which it did when it approved the 2013 PSU grants as described above. With respect to annual awards, in February 2010, the compensation committee adopted a policy whereby annual awards would be made in the first quarter of the calendar year in order to align the annual awards with the determination of the prior years’ financial results and performance reviews.

Equity Ownership Guidelines. The compensation committee adopted equity ownership guidelines for all of our executive officers to help ensure that we maintain close alignment between the interests of our executive officers and those of our stockholders. Under the Company’s equity ownership guidelines, our chief executive officer is expected to own shares of the Company’s common stock valued at three times his annual base salary, and each other executive officer is expected to own shares of the Company’s common stock valued at one times his or her annual base salary. This guideline is subject to a five year pro-rated phase in period for newly appointed executive officers. At the end of 2013, all of the named executive officers were in compliance with the equity ownership guidelines.

Policy Against Short Sales, other Put-Equivalent Investment and Hedging Transactions. All of our directors, officers and employees are subject to our Insider Trading Compliance Policy. Our Insider Trading Compliance Policy prohibits, among other things, insiders from engaging in short-term or recurring speculative transactions in our securities, including (i) short sales, (ii) short-term trading, (iii) any short-term or speculative transaction whereby the insider could profit from a decline in our stock price, (iv) transactions involving publicly traded options or other derivatives, such as trade in puts or calls in our stock, and (v) hedging transactions.

Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee considers tax deductibility under Section 162(m) as a factor in compensation structure. We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (formerly known as SFAS 123(R)), for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards or a value vastly different than the value shown. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Risk Considerations

The board of directors, in cooperation with management, reviewed our 2013 compensation programs. The board of directors believes that the mix and design of the elements of such programs would not encourage management to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on the Company. We have designed our compensation programs to be balanced so that management is focused on both short and long-term financial and operational performance. In particular, the weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability. Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking. See the section titled “Risk Oversight” above for an additional discussion of risk considerations.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.

The compensation committee held eight (8) meetings during 2013.

We, the compensation committee of the board of directors of NetSuite Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NetSuite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE COMPENSATION COMMITTEE

Deborah Farrington (Chair)

Kevin Thompson

Edward Zander

Compensation Committee Interlocks and Insider Participation

During 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our year ended December 31, 2013. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Zachary Nelson	2013		500,000	9,769,193	(4)	1,631,027	573,360	9,848	(5)	1,283,428
President, Chief Executive Officer and Director	2012		476,250	4,285,122	(6)	678,058	441,096	9,581	(7)	5,890,107
	2011		450,000	1,824,235	(8)	523,142	576,844	9,488	(9)	3,383,709

Evan Goldberg	2013		400,000	4,239,086	(10)	470,505	228,376	5,320	(11)	5,343,287
Chief Technology Officer and Chairman of the Board	2012		393,750	3,105,664	(12)	491,476	182,275	12,285	(13)	4,185,450
	2011		375,000	1,323,084	(14)	378,763	239,297	7,284	(15)	2,323,428

James McGeever	2013		360,000	6,505,838	(16)	1,411,480	408,938	5,320	(17)	8,691,576
Chief Operating Officer	2012		345,000	2,673,607	(18)	423,902	208,264	5,340	(19)	3,656,113
	2011		300,000	1,139,606	(20)	327,487	253,562	6,468	(21)	2,027,123

Ronald Gill	2013		325,000	3,371,439	(22)	658,673	258,398	9,320	(23)	4,622,830
Chief Financial Officer	2012		297,500	1,227,620	(24)	260,788	160,925	8,824	(25)	1,955,656
	2011		268,750	638,455	(26)	183,109	191,859	8,835	(27)	1,291,308

Timothy Dilley	2013		300,000	1,595,921	(28)	376,404	225,214	1,793	(29)	2,499,332
Executive Vice President, Worldwide Services and Chief Customer Officer	2012	(30)
	2011	(30)

(1)	The amounts shown in this column represent the grant date fair values for the RSUs and PSUs awarded in 2013, 2012 and 2011, respectively. The grant date fair value of the performance-based awards reflected in this column for 2013, 2012 and 2011 represents 100% of the total PSUs, which was determined to be the probable outcome of the performance conditions at the date of grant. Further information regarding the 2013 awards is included in the “Grants of Plan-Based Awards in Fiscal 2013” and “Outstanding Equity Awards at December 31, 2013” tables later in this proxy statement. See Note 13 of the notes to our consolidated financial statements contained in our 2013 Annual Report on Form 10-K filed on March 3, 2014 for a discussion of all assumptions made by us in determining the values of equity awards.

(2)	The amounts shown in this column represent the grant date fair values of the stock options awarded in 2013, 2012 and 2011, respectively. See Note 13 of the notes to our consolidated financial statements contained in our 2013 Annual Report on Form 10-K filed on March 3, 2014 for a discussion of all assumptions made by us in determining the values of equity awards.

(3)	The amounts in this column represent total performance-based cash incentives earned for services rendered during 2013, 2012 and 2011 under our Performance Based Cash Incentive Plan for all named executive officers.

(4)	Includes the grant date probable value of $2,697,083 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $5,394,165. As described in Footnote 1 of the “Summary Compensation Table,” the probable value of tranche 2 of the 2012 PSU award was determined when the performance goals were established in February 2013. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established. Also included is the grant date probable value of $3,414,377 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs is $3,926,534.

(5)	Comprised of $4,000 of 401(k) matching, $1,518 of life insurance premiums, $330 for long-term disability premiums and $4,000 for employer matching in a health savings account.

(6)	Includes the grant date probable value of $3,614,765 for PSUs related to tranches 1 and 4 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $7,229,530. The probable value for 2012 PSUs related to tranche 2 was determined in February 2013 when the performance goals were approved (see Footnote 4 of the “Summary Compensation Table”) and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established.

(7)	Comprised of $3,570 of 401(k) matching, $1,518 of life insurance premiums, $330 for long-term disability premiums and $3,961 for employer matching in a health savings account and $202 in other amounts.

(8)	Includes the grant date probable value of $1,300,463 for PSU awards granted in 2011. The value of the maximum potential payout for such PSU awards was $2,275,810 and the actual value of the awards granted was $2,074,218.

(9)	Comprised of $3,570 of 401(k) matching, $1,518 of life insurance premiums, $439 for long-term disability premiums and other taxable benefits and $3,961 for employer matching in a health savings account.

(10)	Includes the grant date probable value of $1,954,680 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $3,909,360. As described in Footnote 1 of the “Summary Compensation Table,” the probable value of tranche 2 of the 2012 PSU award was determined when the performance goals were established in February 2013. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established. Also included is the grant date probable value of $1,658,382 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs is $1,907,140.

(11)	Comprised of a $4,000 of 401(k) matching, $990 of life insurance premiums and $330 long-term disability premiums.

(12)	Includes the grant date probable value of $2,619,760 for PSUs related to tranches 1 and 4 of the performance share unit award. The value of the maximum potential payout for such performance share units was $5,230,520. The probable value for 2012 PSUs related to tranche 2 was determined in February 2013 when the performance goals were approved (see Footnote 10 of the “Summary Compensation Table”) and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established.

(13)	Comprised of a $7,400 patent bonus, $3,570 of 401(k) matching, $990 of life insurance premiums and $325 in other amounts.

(14)	Includes the grant date probable value of $942,833 for PSU awards granted in 2011. The value of the maximum potential payout for such PSU awards was $1,649,957 and the actual value of the awards granted was $1,503,793.

(15)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $2,724 in other taxable benefits.

(16)	Includes the grant date probable value of $1,682,153 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $3,364,305. As described in Footnote 1 of the “Summary Compensation Table,” the probable value of tranche 2 of the 2012 PSU award was determined when the performance goals were established in February 2013. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established. Also included is the grant date probable value of $1,658,382 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs is $1,907,140.

(17)	Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, $330 long-term disability premiums.

(18)

Includes the grant date probable value of $2,254,504 for PSUs related to tranches 1 and 4 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $4,059,010. The probable value for

2012 PSUs related to tranche 2 was determined in February 2013 when the performance goals were approved (see Footnote 16 of the “Summary Compensation Table”) and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established.

(19)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $450 for opting out of the Company’s medical plan and $330 for long-term disability premiums and other taxable benefits.

(20)	Includes the grant date probable value of $812,776 for PSU awards granted in 2011. The value of the maximum potential payout for such PSU awards was $1,422,357 and the actual value of the awards granted was $1,296,350.

(21)	Comprised of $3,570 of 401(k) matching, $1,800 for opting out of the Company’s medical plan, $660 of life insurance premiums and $438 for long-term disability premiums and other taxable benefits.

(22)	Includes the grant date probable value of $726,608 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,447,215. As described in Footnote 1 of the “Summary Compensation Table,” the probable value of tranche 2 of the 2012 PSU award was determined when the performance goals were established in February 2013. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established. Also included is the grant date probable value of $1,170,695 of the 2013 PSUs. The value of the maximum potential payout for the 2013 PSUs is $1,346,299.

(23)	Comprised of $4,000 of 401(k) matching, $990 of life insurance premiums, $330 for long-term disability premiums and $4,000 for employer matching in a health savings account.

(24)	Includes the grant date probable value of $969,815 for PSUs related to tranches 1 and 4 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,939,630. The probable value for 2012 PSUs related to tranche 2 was determined in February 2013 when the performance goals were approved (see Footnote 22 of the “Summary Compensation Table”) and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established.

(25)	Comprised of $3,570 of 401(k) matching, $990 of life insurance premiums, $303 for long-term disability premiums and $3,961 for employer matching in a health savings account.

(26)	Includes the grant date probable value of $455,146 for PSU awards granted in 2011. The value of the maximum potential payout for such PSU awards was $796,505 and the actual value of the awards granted was $725,925.

(27)	Comprised of $3,570 of 401(k) matching, $900 of life insurance premiums, $296 for long-term disability premiums and $4,069 for employer matching in a health savings account and other taxable benefits.

(28)	Includes the grant date probable value of $751,800 for PSUs related to tranche 2 of the 2012 PSU award. The value of the maximum potential payout for such PSUs was $1,503,600. As described in Footnote 1 of the “Summary Compensation Table,” the probable value of tranche 2 of the 2012 PSU award was determined when the performance goals were established in February 2013 (see Footnote 22 of the “Summary Compensation Table”) and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU award and how and when the related performance goals are established.

(29)	Comprised of $1,518 of life insurance premiums and $275 for long-term disability premiums.

(30)	Mr. Dilley was not a named executive officer of the Company in 2012 and 2011, and therefore no disclosure is required in the “Summary Compensation Table” for him for those years.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2013. For more information, please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Name	Type	Grant Date	Comp. Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(5)
				Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Zachary Nelson	Option	3/19/13	3/19/13	—	—	—	—	—	—	—	48,497	75.18	1,631,027
	RSU	3/19/13	3/19/13	—	—	—	—	—	—	48,653	—	—	3,657,733
	PSU	3/19/13	3/19/13	—	—	—	8,969	35,875	71,750	—	—	—	2,697,082	(6)
	PSU	12/12/13	12/12/13	—	—	—	27,205	36,273	41,714	—	—	—	3,414,377	(11)
	Bonus	N/A		93,750	500,000	913,730	—	—	—	—	—	—	—
Evan Goldberg	Option	3/19/13	3/19/13	—	—	—	—	—	—	—	13,990	75.18	40,505
	RSU	3/19/13	3/19/13	—	—	—	—	—	—	8,327	—	—	626,024
	PSU	3/19/13	3/19/13	—	—	—	6,500	26,000	52,000	—	—	—	1,954,680	(7)
	PSU	12/12/13	12/12/13	—	—	—	13,214	17,618	20,261	—	—	—	1,658,382	(11)
	Bonus	N/A		37,500	200,000	365,492	—	—	—	—	—	—	—
James McGeever	Option	3/19/13	3/19/13	—	—	—	—	—	—	—	41,969	75.18	1,411,480
	RSU	3/19/13	3/19/13	—	—	—	—	—	—	42,103	—	—	3,165,304
	PSU	3/19/13	3/19/13	—	—	—	5,594	22,375	44,750	—	—	—	1,682,153	(8)
	PSU	12/12/13	12/12/13	—	—	—	13,214	17,618	20,261	—	—	—	1,658,382	(11)
	Bonus	N/A		67,500	360,000	657,886	—	—	—	—	—	—	—
Ronald Gill	Option	3/19/13	3/19/13	—	—	—	—	—	—	—	19,585	75.18	658,673
	RSU	3/19/13	3/19/13	—	—	—	—	—	—	19,648	—	—	1,477,137
	PSU	3/29/13	3/29/13	—	—	—	2,406	9,625	19,250	—	—	—	723,608	(9)
	PSU	12/12/13	12/12/13	—	—	—	9,238	12,437	14,303	—	—	—	1,170,694	(11)
	Bonus	N/A		42,188	225,000	411,179	—	—	—	—	—	—	—
Timothy Dilley	Option	3/19/13	3/19/13	—	—	—	—	—	—	—	11,192	75.18	376,404
	RSU	3/19/13	3/19/13	—	—	—	—	—	—	11,228	—	—	844,121
	PSU	3/19/13	3/19/13	—	—	—	2,500	10,000	20,000	—	—	—	751,800	(10)
	Bonus	N/A		37,688	200,000	367,320	—	—	—	—	—	—	—

(1)	Represents awards granted under our 2013 Cash Incentive Plan, which were earned based on performance in 2013. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2013 by our named executive officers under our 2013 Cash Incentive Plan.

(2)	Represents tranche 2 of the 2012 PSU awards and the 2013 PSU awards. These columns show the portion of the 2012 PSU awards related to tranche 2 that could become eligible to vest at threshold, target and maximum levels based on performance conditions established in 2013. Footnote 18 to the “Outstanding Equity Awards at December 31, 2013” table includes the actual amounts earned in 2013 by our named executive officers. The awards were granted under our 2007 Equity Incentive Plan. Footnote 18 to the “Outstanding Equity Awards at December 31, 2013” table includes the actual amounts earned in 2013 by our named executive officers. The awards were granted under our 2007 Equity Incentive Plan. The probable value for 2012 PSUs related to tranche 2 was determined in February 2013 when the performance goals were approved and to tranche 3 will be determined when the performance goals are approved in 2014. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established. These columns also show the portion of the 2013 PSU awards that could become eligible to vest at threshold, target and maximum levels based on performance conditions established in 2013.

(3)	This column represents awards of RSUs granted under our 2007 Equity Incentive Plan.

(4)	This column represents awards of stock options granted under our 2007 Equity Incentive Plan.

(5)	Amounts in this column represent the grant date fair value of stock options, RSUs and PSU awards, calculated in accordance with FASB ASC Topic 718. For option awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For RSUs and PSUs determined based on meeting certain company-wide financial performance goals, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant by (y) the number of units awarded. For the PSUs, this amount is based on the 2013 PSU award and tranche 2 of the 2012 PSU award, in each case, which performance goals were established in 2013.

(6)	The grant date fair value for the PSUs shown in the table represents 100% of tranche 2 of the 2012 PSU award, or 35,875 shares, which was determined to be the probable outcome of the performance conditions related to tranche 2 at or near the date of grant. In February 2014, the compensation committee determined that 49,321 shares under tranche 2 were earned based on achievement of company goals. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established.

(7)	The grant date fair value for the PSUs shown in the table represents 100% of tranche 2 of the 2012 PSU award, or 26,000 shares, which was determined to be the probable outcome of the performance conditions related to tranche 2 at or near the date of grant. In February 2014, the compensation committee determined that 35,745 shares under tranche 2 were earned based on achievement of company goals. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established.

(8)	The grant date fair value for the PSUs shown in the table represents 100% of tranche 2 of the 2012 PSU award, or 22,375 shares, which was determined to be the probable outcome of the performance conditions related to tranche 2 at or near the date of grant. In February 2014, the compensation committee determined that 30,762 shares under tranche 2 were earned based on achievement of company goals. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(9)	The grant date fair value for the PSUs shown in the table represents 100% of tranche 2 of the 2012 PSU award, or 9,625 shares, which was determined to be the probable outcome of the performance conditions related to tranche 2 at or near the date of grant. In February 2014, the compensation committee determined that 13,233 shares under tranche 2 were earned based on achievement of company goals. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 performance share unit awards and how and when the related performance goals are established.

(10)	The grant date fair value for the PSUs shown in the table represents 100% of tranche 2 of the 2012 PSU award, or 10,000 shares, which was determined to be the probable outcome of the performance conditions related to tranche 2 at or near the date of grant. In February 2014, the compensation committee determined that 13,748 shares under tranche 2 were earned based on achievement of company goals. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established.

(11)	The grant date fair value for the PSUs shown in the table represents 100% of 2013 PSU award, which was determined to be the probable outcome of the performance conditions related to 2013 PSU award at or near the December 12, 2013 grant date. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2013 PSU awards and how and when the related performance goals are established.

Outstanding Equity Awards at December 31, 2013

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at December 31, 2013. Values in this table are calculated based on the closing price of the Company’s common stock of $103.02 on December 31, 2013, the last trading day in fiscal 2013.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Nelson	06/28/07	42,093	(1)	—		12.40	06/28/17
	08/15/09	100,000	(2)	—		13.35	08/15/19
	03/03/10	93,750	(3)	6,250		12.40	03/03/20
	03/03/10							4,687	(4)	482,854
	03/07/11	23,337	(5)	10,607		29.32	03/07/21
	03/07/11							5,582	(6)	575,058
	03/07/11							18,998	(7)	1,957,173
	03/06/12	12,793	(8)	16,447		46.78	03/07/22
	03/06/12							8,061	(9)	830,444
	03/29/12							62,105	(10)	6,398,057
	03/19/13	9,092	(11)	39,405		75.18	03/19/23
	03/19/13							39,531	(12)	4,072,483
	03/29/13										49,321	(13)	5,081,049
	12/12/13										36,273	(14)	3,736,844

Evan Goldberg	12/30/05	10,417	(1)	—		5.00	12/30/15
	08/15/08	28,771	(15)	—		17.25	08/15/18
	08/15/09	9,686	(2)	—		13.35	08/15/19
	03/03/10	12,500	(3)	3,750		12.40	03/03/20
	03/03/10							3,750	(4)	386,325
	03/07/11	5,120	(5)	7,680		29.32	03/07/21
	03/07/11							4,053	(6)	417,540
	03/07/11							13,773	(7)	1,418,894
	03/06/12	9,272	(8)	11,922		46.78	03/02/22
	03/06/12							5,843	(9)	601,946
	03/29/12							45,010	(10)	4,636,930
	03/19/13	2,622	(11)	11,368		75.18	03/19/23
	03/19/13							6,766	(12)	697,033
	03/19/13										35,745	(13)	3,682,450
	12/12/13										17,618	(14)	1,815,006

James McGeever	03/03/10	—	(3)	4,687		12.40	03/03/20
	03/03/10							4,687	(4)	482,855
	03/07/11	—	(5)	6,641		29.32	03/07/21
	03/07/11							3,483	(6)	358,819
	03/07/11							11,873	(7)	1,223,156
	03/06/12	—	(8)	10,282		46.78	03/02/22
	03/06/12							5,039	(9)	519,118
	03/29/12							38,735	(10)	3,990,480
	03/19/13	7,869	(11)	34,100		75.18	03/19/23
	03/19/13							34,209	(12)	3,524,211
	03/19/13										30,762	(13)	3,169,101
	12/12/13										17,618	(14)	1,815,006

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ronald Gill	08/15/09	9,376	(2)	—		13.35	08/15/19
	03/03/10	6,998	(3)	1,562		12.40	03/03/20
	03/03/10							1,562	(4)	160,917
	08/15/10	3,714	(16)	3,333		16.86	08/15/20
	08/15/10							3,750	(17)	386,325
	03/07/11	2,145	(5)	3,713		29.32	03/07/21
	03/07/11							1,954	(6)	201,301
	03/07/11							6,650	(7)	685,083
	03/06/12	4,919	(8)	6,327		46.78	03/06/22
	03/06/12							3,100	(9)	319,362
	03/29/12							16,663	(10)	1,716,622
	03/19/13	3,672	(11)	15,913		75.18	03/19/23
	03/19/13							15,964	(12)	1,644,611
	03/19/13										13,233	(13)	1,363,264
	12/12/13										12,437	(14)	1,281,259

Timothy Dilley	03/03/10	—	(3)	2,500		12.40	03/03/20
	03/03/10							2,500	(4)	257,550
	03/07/11	—	(5)	4,244		29.32	03/07/21
	03/07/11							2,233	(6)	230,044
	03/07/11							7,600	(7)	782,952
	03/06/12	951	(8)	6,579		46.78	03/06/22
	03/06/12							3,224	(9)	332,136
	03/29/12							17,312	(10)	1,783,482
	03/19/13	2,098	(11)	9,094		75.18	03/19/23
	03/19/13							9,123	(12)	939,851
	03/19/13										13,748	(13)	1,416,319

(1)	The shares subject to these options have fully vested.

(2)	These options vest in forty-eight (48) equal monthly installments beginning on September 15, 2009 subject to continued service with us.

(3)	These options vest in forty-eight (48) equal monthly installments beginning on April 3, 2010 subject to continued service with us.

(4)	These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 3, 2014.

(5)	These options vest in forty-eight (48) equal monthly installments beginning on April 7, 2011 subject to continued service with us.

(6)	These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 7, 2015.

(7)

These are PSUs. These awards vest 1/12th on the initial vesting commencement date and then 1/12th shall vest quarterly thereafter on the 15th day of the second month of each quarter, subject to continued service with us.

(8)	These options vest in forty-eight (48) equal monthly installments beginning on April 6, 2012 subject to continued service with us.

(9)	These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 6, 2016.

(10)	These amounts represent 109.67% of tranche 1 of the 2012 PSU award plus 100% of tranche 4 of the 2012 PSU award. On February 15, 2013, the compensation committee determined that 109.67% of tranche 1 was earned based upon the achievement of the company performance goals in 2012. Actual award amounts earned were 39,345, 28,515, 24,539, 10,556 and 10,967 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Dilley, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. The compensation committee will assess the performance conditions related to tranche 4 following 2014 in accordance with the terms approved. Any earned tranche 4 shares will become eligible to vest beginning in 2015 based on the same vesting schedule described above. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established.

(11)	These options vest in forty-eight (48) equal monthly installments beginning on April 19, 2013 subject to continued service with us.

(12)	These are RSUs. The RSUs vest in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on March 19, 2017.

(13)	These amounts represent 137.48% of tranche 2 of the 2012 PSU award. On February 11, 2014, the compensation committee determined that 137.48% of tranche 2 was earned based upon the achievement of the company performance goals in 2013. Actual award amounts earned were 49,321, 35,745, 30,762, 13,233 and 13,748 shares for each of Messrs. Nelson, Goldberg, McGeever, Gill and Dilley, respectively. These awards have three-year vesting with 1/3 vesting upon goal achievement, and then 33.3% annually thereafter over the remainder of the vesting period, subject to continued service with us. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2012 PSU awards and how and when the related performance goals are established.

(14)	These amounts represent 100% of 2013 PSU awards granted on December 12, 2013. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2013 PSU awards and how and when the related performance goals are established.

(15)	The option vests in forty-eight (48) equal monthly installments beginning on August 1, 2008, subject to continued service with us.

(16)	The option vests in forty-eight (48) equal monthly installments beginning on September 15, 2010, subject to continued service with us.

(17)	These are RSUs. The RSU vests in sixteen (16) equal quarterly installments beginning three months following the grant date. Shares fully vest on August 15, 2014.

Option Exercises and Stock Awards Vesting During 2013

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during 2013 by each of the named executive officers. The value realized on exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized on vesting of stock awards is calculated based on the closing market price of our common stock on the vesting date of the RSU or PSU, as applicable.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Zachary Nelson	—	—	121,341	9,695,133
Evan Goldberg	480,199	33,344,892	88,326	6,969,471
James McGeever	95,361	5,830,282	100,347	7,944,547
Ronald Gill	13,040	1,041,727	56,279	4,442,998
Timothy Dilley	31,000	2,072,024	55,011	4,363,342

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance and Change of Control Arrangements

We entered into severance and change of control agreements that require specific payments and benefits to be provided to our named executive officers in the event of termination of employment. Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause or upon the executive’s death or disability), not in connection with a change of control, then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance benefits, subject to the executive’s continued compliance with covenants under the agreement:

•	continuing payments of base salary for 12 months from the date of such termination;

•	a pro-rated amount of the executive’s target performance-based cash incentive for the year of termination based on the period of time the executive had been employed during the year of termination;

•

accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the 12-month period following such termination as if the executive had remained employed by us through such date and with respect to equity awards, the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

Pursuant to the severance and change of control agreements, upon an executive’s termination by us (other than for Cause, or the executive’s death or disability) or upon the executive’s resignation from such employment for Good Reason, in either case in connection with a change of control (during the period commencing three months prior to and ending 12 months after the change in control), then subject to the executive executing a separation agreement and release of claims and such agreement becoming effective, the executive would be entitled to the following severance:

•	a lump sum payment of 12 months of base salary;

•	a lump sum amount equal to the executive’s target performance-based cash incentive for the year of termination, or, if greater, as in effect immediately prior to the change of control;

•

accelerated vesting as to 100% of the executive’s outstanding equity awards and the executive will have up to 12 months following the date of such termination to exercise any outstanding stock options, stock appreciation rights or similar equity awards;

•	outplacement services for up to 12 months following such termination; and

•	health care premiums for medical, dental and vision benefits for the executive and his or her eligible dependents for up to 12 months following such termination.

In the event any payment to Messrs. Nelson, Goldberg, or McGeever is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such officer will be entitled to receive an additional cash payment from us equal to the sum of the excise tax and all cumulative income taxes relating to the cash payment. In the event any payment to Mr. Gill or Mr. Dilley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), Mr. Gill or Mr. Dilley, as applicable, will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means us paying him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the change of control agreements, the following definitions are used:

“Cause” means:

(i)	executive’s failure to devote sufficient time and effort to the performance of his or her duties;

(ii)	executive’s continued failure to perform his or her employment duties;

(iii)	executive’s repeated unexplained or unjustified absences from the Company;

(iv)	executive’s material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company;

(v)	executive’s refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company;

(vi)	executive’s commission of any act of fraud with respect to the company; or

(vii)	executive’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the board of directors of the Company.

The Company may not terminate the employment of an executive under clause (i), (ii), or (iii) above unless the Company (1) provides executive with a written notice that specifically sets forth the factual basis to support the Company’s right to terminate executive’s employment under clause (i), (ii), or (iii) above, and (2) permits executive to cure such failure, to the Company’s satisfaction, within 10 business days after receiving such notice.

“Change of Control” means the occurrence of any of the following:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except Tako Ventures, LLC, or an affiliate of Tako Ventures, LLC, that becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by, or more than 50% of the fair value of, the Company’s then outstanding voting securities; provided, however, that for this purpose, the acquisition of additional securities by any one person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change of Control. Tako Ventures, LLC, which is affiliated with Lawrence J. Ellison, transferred shares of our common stock into NetSuite Restricted Holdings LLC prior to our initial public offering; or

(ii)	Any action or event occurring within a one-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of the Company as of the date the agreement was entered into, or (B) are elected, or nominated for election, to the board of directors with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), a transfer of assets by the Company to any of the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Code Section 409A(a)(2)(A)(v) shall be not be considered a Change of Control for purposes of the change of control and severance agreements.

“Good Reason” means executive’s resignation within thirty (30) days following the expiration of any company cure period following the occurrence of one or more of the following, without the executive’s written consent:

(i)	the significant reduction of executive’s duties, authority, responsibilities, job title or reporting relationships relative to executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; provided, however, that a reduction in position or responsibilities solely by virtue of a Change of Control shall not constitute “Good Reason”;

(ii)	a reduction of more than five percent of executive’s base salary in any one year;

(iii)	a reduction by more than ten percent of executive’s total target annual cash compensation in any one year (which consists of executive’s base salary plus target performance-based cash incentive compensation);

(iv)	the material change in the geographic location at which executive must perform services (for these purposes, the relocation of executive to a facility that is more than twenty-five (25) miles from executive’s current employment location will be considered material);

(v)	the failure of the Company to obtain assumption of the severance and change of control agreement by any successor; and

(vi)	the breach by the Company of a material provision of the severance and change of control agreement.

For purposes of clause (i), executive’s duties, authority, responsibilities, job title and reporting relationships will be deemed to have been significantly reduced if executive does not (a) hold at least the same title and position (including responsibility over at least the same functional areas as prior to the change of control) with the Company business or the business with which such business is operationally merged or subsumed (as, for example, where the President and Chief Executive Officer of the Company remains the President and Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned but separate operating subsidiary of the acquirer, but is not made the President and Chief Executive Officer of the acquiring corporation), or (b) remain a member of the executive officer management staff of the Company business or the business with which such business is operationally merged or subsumed. Executive cannot resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Potential Payment upon Termination

The table and footnotes below outlines the potential payments and benefits payable to each named executive officer in the event of termination not in connection with a change of control (“Change in Control”) or following a Change in Control as if such termination event had occurred on December 31, 2013.

Triggering Event	Salary ($)	Performance- based Cash Incentive(1) ($)	Accelerated Stock Options(2) ($)	Accelerated Restricted Stock ($)	Accelerated Performance Awards(3) ($)	Health Care Benefits ($)	Outplacement Benefits ($)	280G Gross-Up Payments ($)	Total ($)
Zachary Nelson
Termination Without Cause Not in Connection with a Change in Control(4)	500,000	500,000	1,940,440	2,565,198	5,001,827	18,467	15,000	—	10,540,932
Termination Without Cause or Constructive Termination after a Change in Control(5)	500,000	500,000	3,370,125	5,960,840	20,868,967	18,467	15,000	—	31,233,400

Evan Goldberg
Termination Without Cause Not in Connection with a Change in Control(6)	400,000	200,000	1,187,982	1,202,346	3,625,480	21,476	15,000	—	6,652,284
Termination Without Cause or Constructive Termination after a Change in Control(7)	400,000	200,000	1,892,819	2,102,844	14,231,801	21,476	15,000	—	18,863,941

James McGeever
Termination Without Cause Not in Connection with a Change in Control(8)	360,000	360,000	1,365,418	2,084,919	3,122,124	21,476	15,000	—	7,328,937
Termination Without Cause or Constructive Termination after a Change in Control(9)	360,000	360,000	2,441,781	4,885,002	12,502,816	21,476	15,000	—	20,586,076

Ronald Gill
Termination Without Cause Not in Connection with a Change in Control(10)	325,000	225,000	942,060	1,356,258	1,501,929	18,467	15,000	—	4,383,714
Termination Without Cause or Constructive Termination after a Change in Control(11)	325,000	225,000	1,501,216	2,712,517	6,037,796	18,467	15,000	—	10,834,996

Timothy Dilley
Termination Without Cause Not in Connection with a Change in Control(12)	300,000	201,000	719,076	878,349	1,631,631	21,476	15,000	—	3,766,531
Termination Without Cause or Constructive Termination after a Change in Control(13)	300,000	201,000	1,162,513	1,759,582	5,012,953	21,476	15,000	—	8,472,524

(1)	In the event of a termination without Cause and not in connection with a Change of Control, incentive bonus is calculated as a pro rata amount based on elapsed time in the current bonus period. The performance-based cash incentive amount shown assumes 100% of the target performance-based cash incentives under the 2013 Cash Incentive Program. Actual year 2013 performance-based cash incentives earned by each named executive officer are reported in the Summary Compensation Table.

(2)	Amount reflects the difference between the closing sales price of our common stock on December 31, 2013 ($103.02) and the option exercise price per share.

(3)	Amount shown includes the earned amounts of the 2012 PSUs (109.67% of target for the first tranche earned in 2012 and 137.48% of target for the second tranche earned in 2013) as approved by the compensation committee in February 2013 and 2014, respectively.

(4)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 34,170 option awards, 24,900 RSUs and 48,552 PSUs.

(5)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change in Control: 72,709 option awards, 57,861 RSUs and 202,572 PSUs.

(6)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 18,690 option awards, 11,671 RSUs and 35,192 PSUs.

(7)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 34,720 option awards, 20,412 RSUs and 138,146 PSUs.

(8)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 25,062 option awards, 20,238 shares of restricted stock and 30,306 PSUs.

(9)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 55,710 option awards, 47,418 shares of restricted stock and 121,363 PSUs.

(10)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 15,573 option awards, 13,165 RSUs and 14,579 PSUs.

(11)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 30,848 option awards, 26,330 RSUs and 58,608 PSUs.

(12)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause and not in connection with a Change of Control: 11,616 option awards, 8,526 RSUs and 15,838 PSUs.

(13)	As of December 31, 2013, the following shares of common stock would accelerate if he were terminated without Cause or resigned for Good Reason in connection with a Change of Control within a three-month period before or a one-year period after such Change of Control: 22,417 option awards, 17,080 RSUs and 48,660 PSUs.

DIRECTOR COMPENSATION

It is the general policy of the board of directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or attendance at director education programs. Other than as provided below, there were no other arrangements pursuant to which any non-employee director was compensated during the year ended December 31, 2013 for service as a member of our board of directors. We do not provide any retirement benefits or other perquisites to our non-employee directors.

Cash Compensation

During 2013, our non-employee directors were paid an annual cash retainer for serving on the board, plus additional cash retainers based on their committee service and service as the lead independent director. These annual cash retainers, which were paid quarterly in advance, were:

Position	Annual Retainer
Board Member	$40,000
Lead Independent Director	$20,000
Audit Committee Chair	$22,000
Audit Committee Member (non-chair)	$12,000
Compensation Committee Chair	$15,000
Compensation Committee Member (non-chair)	$8,000
Nominating & Governance Committee Chair	$12,000
Nominating & Governance Committee Member (non-chair)	$4,00
Corporate Development Committee Chair	$12,000
Corporate Development Member (non-chair)	$4,000

The Corporate Development Committee was established in the second quarter of 2013, and the fees were prorated based on the period of service on that committee for 2013.

Under our director compensation policy, for the first full year of service, the annual cash compensation paid to our non-employee directors shall be prorated based on the number of months served up until the first Annual Meeting of Stockholders after their service commences. This did not apply for any of our non-employee directors in 2013 as they all joined the board of directors prior to 2013.

In addition to the annual cash retainers, each non-employee director was eligible to receive an additional meeting fee for board and committee meetings only to the extent that such board or committee meetings exceed certain thresholds. In 2013, those thresholds and per meeting fee amounts were as follows:

Type of Meeting	Meeting Fee	Threshold
Board of Directors	$1,500	Exceeds 10 meetings per calendar year
Audit Committee	$1,000	Exceeds 10 meetings per calendar year
Compensation Committee	$1,000	Exceeds 6 meetings per calendar year
Nominating and Governance Committee	$1,000	Exceeds 6 meetings per calendar year
Corporate Development Committee	$1,000	Exceeds 6 meetings per calendar year

Neither of our employee-directors received compensation during 2013 for service as a member of our board of directors.

In December 2013, the board of directors, with input from Compensia, approved the following increases to the cash fees under our director compensation policy, effective January 1, 2014:

Position	Annual Retainer
Board Member	$45,000
Audit Committee Chair	$26,000
Compensation Committee Chair	$17,000
Nominating & Governance Committee Chair	$15,000
Corporate Development Committee Chair	$15,000

Equity Compensation

Under our Equity Award Grant Policy, eligible non-employee directors receive a series of automatic option grants and RSU awards over their period of service on the board of directors. Those automatic option grants and RSU awards are as follows:

Initial Grant. At the time of his or her initial election or appointment to the board of director, each new non-employee director is granted an option to purchase shares of our common stock and a RSU award for shares of our common stock on or about the date such person becomes a non-employee director. The size of these grants is a pro-rated percentage of the Annual Grant based on which fiscal quarter the new director joins the board of directors.

Annual Grant. Each year thereafter, on the date of our Annual Meeting of Stockholders, each non-employee director (if such non-employee director served on the board for at least six months preceding the annual meeting) is granted a stock option to purchase shares of our common stock with a grant date value (determined using the Black-Scholes option pricing model) of approximately $100,000 and a RSU award with a grant date value of approximately $100,000 as of the date of the grant. In December 2013, the board of directors, with input from Compensia, increased the size of the annual RSU award to $200,000, effective January 1, 2014.

Vesting Terms. The shares subject to any option award will vest monthly over a one-year period with the first installment vesting on the one month anniversary of the date of grant, subject to the director’s continued service on the board of directors. The RSU award will vest 100% on the earlier of (i) the date of the next annual meeting following the date of grant or (ii) December 31 of the calendar year following the calendar year in which the grant occurs, subject to the director’s continued service on the board. In the event of a change of control of the Company, the remaining unvested options and RSU awards granted to our non-employee directors shall vest 100%.

Each option grant shall have an exercise price equal to the fair market value per share of our common stock on the grant date and a maximum term of ten years.

The Equity Award Grant Policy also provides that non-employee directors are eligible to receive discretionary awards in addition to those covered by the automatic grant program. The board or its applicable committee retains the authority to revise the Equity Award Grant Policy as it deems appropriate from time to time.

Equity Ownership Guidelines. Our board of directors has adopted Equity Ownership Guidelines for our non-employee directors. Under the Company’s equity ownership guidelines, each non-employee director is expected to own shares of the Company’s stock valued of at least three (3) times his or her annual cash retainer fee for service on the board of directors. This guideline is subject to a five-year pro-rated phase in period. At the end of 2013, all of the non-employee directors were in compliance with the Equity Ownership Guidelines.

Non-Employee Director Compensation For the Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
William Beane III	40,000	100,038	100,027	240,065
Deborah Farrington(4)	94,000	100,038	100,027	294,065
Steven Gomo	57,667	100,038	100,027	257,732
Catherine R. Kinney	64,000	100,038	100,027	264,065
Kevin Thompson	69,333	100,038	100,027	29,398
Edward Zander	57,333	100,038	100,027	257,398

(1)	Non-employee directors are paid director fees on a quarterly basis prior to the start of each quarter. As a result, this table includes fees for services provided in the first quarter of 2013 that were paid in December 2012 (prior to the beginning of our 2013 fiscal year) and fees paid in 2014 for services provided in 2013, but does not include fees paid in December 2013 (during our 2013 fiscal year) for services provided during the first quarter of fiscal year 2014.

(2)	Below is a breakdown of the fees earned in cash for the year ended December 31, 2013 for each of the directors set forth above:

Name	Annual Board Retainer ($)	Audit Committee Retainer ($)	Comp Committee Retainer ($)	Nom & Gov Committee Retainer ($)	Corp Development Committee Retainer ($)	Lead Independent Director Retainer ($)	Per Meeting Fees ($)	Total ($)
William Beane III	40,000	—	—	—	—	—	—	40,000
Deborah Farrington(4)	40,000	12,000	15,000	4,000	2,000	20,000	1,000	94,000
Steven Gomo	40,000	13,667	—	—	4,000	—	—	57,667
Catherine R. Kinney	40,000	12,000	—	12,000	—	—	—	64,000
Kevin Thompson	40,000	20,333	8,000	—	—	—	1,000	69,333
Edward Zander	40,000	—	8,000	4,000	3,333	—	2,000	57,333

(3)	Amounts shown do not reflect compensation actually received by directors. Instead, the value reported above in the “Stock Awards” and “Option Awards” columns represents the dollar amounts of the aggregate grant date fair value of directors’ option awards and restricted stock awards granted in 2013 calculated in accordance with SEC rules.

(4)	Per an instruction from Ms. Farrington, prior to January 1, 2014, the Company distributes one-half of Ms. Farrington’s director compensation, including fees earned in cash and equity awards, to StarVest Partners, L.P. This arrangement terminated effective December 31, 2013, and all of her director compensation thereinafter will be paid directly to Ms. Farrington.

Additional Information With Respect to Outstanding Equity Awards Held by Non-Employee Directors

Name	Grant Date	Option Awards Outstanding Granted Prior to 2013(#)(1)	Stock Awards Granted During 2013(#)(2)	Option Awards Granted During 2013 (#)(1)	Grant Date Fair Value of Stock and Option Awards Granted in 2013($)(3)
William Beane III	6/13/12	1,181	—	—
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,27

	Total:	1,181	1,122	2,552	200,065

Deborah Farrington	12/13/07	25,897	—	—
	12/19/07	8,132	—	—
	5/29/08	4,107	—	—
	5/19/09	6,756	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,027

	Total:	62,185	1,122	2,552	200,065

Steven Gomo	3/20/12	1,970	—	—
	3/20/12	5,244
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,027

	Total:	7,214	1,122	2,552	200,065

Catherine R. Kinney	3/27/09	30,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,027

	Total:	47,293	1,122	2,552	200,065

Kevin Thompson	5/26/11	1,581	—	—
	6/13/12	3,543	—	—
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,027

	Total:	5,124	1,122	2,552	200,065

Edward Zander	6/17/09	30,000	—	—
	5/27/10	9,669	—	—
	5/26/11	4,081	—	—
	6/13/12	3,543	—	—
	5/22/13	—	1,122	—	100,038
	5/22/13	—	—	2,552	100,027

	Total:	47,293	1,122	2,552	200,065

(1)	Includes both vested and unvested options to purchase our common stock.

(2)	Includes unvested RSU awards.

(3)	Amounts in this column represent the grant date fair value of stock options and RSU awards. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For RSU awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of shares awarded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions with Executive Officers and Directors

Since 2008, the Company and the Oakland Athletics (“Athletics”) have entered into multi-year sponsorship agreements for in-stadium signage. The agreements and related amendments also provide the Athletics with the right to use the Company’s on-demand application services. In January 2007, William Beane, III, the General Manager of the Athletics, became a member of the Company’s board of directors. During the year ended December 31, 2103, the Company entered into a $906,000 amendment to the sponsorship agreement. The Company paid the Athletics $464,000, $434,000 and $410,000 for in-stadium signage and services received in December 31, 2013, 2012 and 2011, respectively. In connection with the on-demand services provided to the Oakland Athletics, the Company recognized $22,000 in revenue during 2013 and $61,000 in revenue during each of the years ended December 31, 2012 and 2011.

During 2013, the Company entered into license and professional services agreements with various customers that share a common investor, StarVest Partners, L.P. A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P. These customers include Host Analytics, Newgistics, PivotLink Corporation, Veracode and Xignite for the year ended December 31, 2013. During the year ended December 31, 2013, these customers purchased $472,000 in total services from the Company and paid the Company $282,000, $289,000 and $332,000 in the years ended December 31, 2012, 2011 and 2010, respectively. In connection with the license agreements discussed above, the Company recognized $142,000, $196,000 and $315,000 in revenue for the years ended December 31, 2012, 2011 and 2010, respectively. During the year ended December 31, 2013, the Company purchased $162,000 in services and paid $112,000 in fees to these StarVest Partner LLP companies.

In September 2007, the Company entered into an agreement with IRON Solutions LLC under which IRON Solutions became a partner and reseller of the NetSuite product. In June 2008, IRON Solutions was acquired in part by StarVest Partners LLC. Deborah Farrington, a member of the Company’s board of directors, is also a founding principal of StarVest Partners. Additionally, two other StarVest Partners are members of IRON Solutions board of directors. IRON Solutions also has a preexisting services agreement with the Company. During the year ended December 31, 2013, IRON Solutions purchased $819,000 in total services from the Company and paid the Company $745,000, $352,000 and $280,000 in the years ended December 31, 2013, 2012 and 2011. In connection with the license agreements discussed above, the Company recognized $277,000, $190,000 and $219,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

In March 2008, the Company entered into a license agreement with Ideeli Inc. (“Ideeli”). A member of the Company’s board of directors, Deborah Farrington, is a general partner of StarVest Partners, L.P and in December 2009 another general partner of StarVest Partners, L.P. became a member of the board of directors of Ideeli. The Company and Ideeli have renewed the license agreement and the Company has sold additional services to Ideeli at various points in time. Under the terms of the agreement, Ideeli paid the Company $29,000, $133,000 and $312,000 in the years ended December 31, 2013, 2012 and 2011, respectively. In connection with the services performed for Ideeli, the Company recognized $18,000, $166,000 and $322,000 in revenue for the year ended December 31, 2013, 2012 and 2011, respectively.

In August 2006, the Company entered into a license agreement with a division of MetLife, Inc. (“MetLife”). A member of the Company’s board of directors, Catherine R. Kinney, became a member of MetLife’s board in April 2009. The Company and MetLife have renewed the license agreement and the Company has sold additional services to MetLife at various points in time. MetLife paid the Company $82,000, $122,000 and $135,000 for the use of its services in the year ended December 31, 2013, 2012 and 2011, respectively. In connection with the services performed for MetLife, the Company recognized $75,000, $112,000 and $114,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

In August 2006, the Company entered into a license agreement with SolarWinds, Inc. (“SolarWinds”). A member of the Company’s board of directors, Kevin Thompson, is the President and Chief Executive Officer of

SolarWinds. The Company and SolarWinds have renewed the licensing agreement and the Company has sold SolarWinds additional services at various points in time. During the year ended December 31, 2013, SolarWinds purchased $742,000 in total services and paid the Company $756,000, $639,000 and $574,000 for the use of its services for the years ended December 31, 2013, 2012 and 2011, respectively. In connection with the services performed for SolarWinds, the Company recognized $665,000, $583,000 and $562,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

In December 2012, the Company entered into a license agreement with EVault, Inc. (“EVault”). A member of the Company’s board of directors, Edward Zander, is a member of EVault’s parent company board of directors. EVault purchased $76,000 in total services and paid the Company $387,000 for the use of its services for the year ended December 31, 2013. In connection with the services performed for EVault, the Company recognized $196,000 in revenue for the years ended December 31, 2013.

In November 2009, the Company entered into a license agreement with Trustwave Holdings Inc. (“Trustwave”). The Company’s President and Chief Executive Officer, Zachary Nelson, became a member of Trustwave’s board of directors in June 2011. The Company and Trustwave have renewed the license agreement and the Company has sold additional services to Trustwave at various points in time. During the year ended December 31, 2013, Trustwave purchased $385,000 in total services and paid the Company $656,000, $1.1 million and $352,000 for the use of its services during the years ended December 31, 2013, 2012 and 2011, respectively. In connection with the services performed for Trustwave, the Company recognized $554,000, $513,000 and $156,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has entered into various software license agreements with Horn Productions, Inc (“Horn Productions”), a movie and video production company owned by the wife of Zachary Nelson, the Company’s President and Chief Executive Officer. During the year ended December 31, 2012, the Company and Horn Productions entered into agreements for video production services totaling $280,000. In connection with the services received during 2013 and 2012, the Company paid Horn Production $20,000 and $123,000, respectively.

In December 2011, the Company entered into a license and support agreement with Cornerstone OnDemand (“Cornerstone”). The Company’s Chief Operating Officer, James McGeever, is a member of Cornerstone’s board of directors. The Company and Cornerstone have renewed the license agreement and the Company has sold additional services to Cornerstone at various points in time. During the year ended December 31, 2013, Cornerstone purchased $429,000 in total services and Cornerstone paid the Company $279,000, $175,000 and $106,000 in the years ended December 31, 2013, 2012 and 2011, respectively. In connection with the services performed for Cornerstone, the Company recognized $138,000, $170,000 and $125,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively. During the year ended December 31, 2013, the Company purchased $230,000 in services and paid $212,000 in fees to Cornerstone.

In July 2013, the Company entered into a license and support agreement with Twilio, Inc. (“Twilio”). The Company’s Chief Operating Officer, James McGeever, is a member of Twilio’s board of directors. During the year ended December 31, 2013, Twilio purchased $196,000 in total services and Twilio paid the Company $128,000. In connection with the services performed for Cornerstone, the Company recognized $92,000 in revenue for the year ended December 31, 2013.

In September 2009, the Company entered into a license agreement with HubSpot, Inc. (“HubSpot”). The Company’s Chief Financial Officer, Ron Gill, became a member of HubSpot’s board of directors in November 2012. The Company and HubSpot have renewed the license agreement and the Company has sold additional services to HubSpot at various points in time. During the years ended 2013 and 2012, HubSpot paid the Company $33,000 and $128,000, respectively, for the use of its services. In connection with the services performed for HubSpot, the Company recognized $56,000 and $41,000 in revenue for the years ended December 31, 2013 and 2012, respectively.

Employment Arrangements and Indemnification Agreements

We have entered into revised severance and change of control agreements with each of our executive officers. See the section titled “Severance and Change of Control Arrangements—Potential Payment upon Termination” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with our Significant Stockholders

The Company has entered into various software license agreements with Oracle USA, Inc., an affiliate of Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation (“Oracle”). In April 2005, the Company entered into a perpetual license for the use of Oracle database and application server software on a certain number of individual computers, along with technical support. Under the April 2005 agreement, the Company paid $2.5 million over nine installments, including the final buyout payment on June 19, 2007. In May 2007, the Company entered into another software license agreement with Oracle USA to license Oracle software for an additional number of computers, along with technical support. The May 2007 agreement called for payments of $900,000 over 12 equal quarterly installments through 2010.

In October 2007, the Company entered into another perpetual software license agreement with Oracle USA to license Oracle database and application server software, along with technical support. This license had a 42 month term that allowed the Company to download an unlimited number of perpetual licenses and was financed pursuant to a note issued to Oracle USA. The Company also purchased the initial 12 months of technical support services under the agreement, which was renewed in 2008 and 2009. The October 2007 agreement replaced the support portion of the product orders made under the April 2005 and May 2007 agreements. The October 2007 agreement required the Company to pay $4.7 million for the net license fees in 12 equal quarterly installments through 2010 and annual payments of $1.4 million for the technical support fees. The Company financed the $4.7 million license fees and the first year support pursuant to a note issued to Oracle Credit Corporation. The note bore interest at a rate of 6.20% per annum. The Company paid the remaining principal of $1.9 million during the year ended December 31, 2010. Interest payments on these notes were $65,000 during the year ended December 31, 2010. In November 2009, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The November 2009 amendment provides that the Company will pay a one-time fee of $210,000 to add certain licenses that were not previously licensed to the license agreement. The Company also agreed to pay an additional $46,200 per year in additional support fees. For the year ended December 31, 2010, the Company paid $786,000 to Oracle USA for support fees.

In May 2010, the Company entered into an amendment to the perpetual software license agreement with Oracle USA. The amendment provides for a 37 month extension of unlimited licenses to the October 2007 license agreement from Oracle. The Amendment provides that the Company will pay a one-time fee of $5.2 million to extend the term whereby the Company will be able to download unlimited licenses from April 30, 2011 to May 31, 2014. The amendment also provides for technical support services. The Company paid $1.2 million for the support services from June 1, 2010 to May 31, 2011. The Company may renew support services for three subsequent annual periods for a fee of $2.4 million per year. The support services to be provided to the Company by Oracle automatically renew unless the Company provides written notice of cancellation at least 60 days prior to the support renewal date. The Company financed the fees due under the amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2.12% per annum with payments scheduled over the term of the amendment. The Company paid principal of $1.8 million during the year ended December 31, 2010. As of December 31, 2010, the outstanding principal balance on the May 2010 note was $4.7 million. Interest payments on the May 2010 note were $56,000 during the year ended December 31, 2010. The Company paid $2.9 million during the year ended December 31, 2011 including $1.8 million related to support services renewed in May 2011 and $1.1 million related to software services. Interest payments on the May 2010 note totaled $109,000 during the year ended December 31, 2011. As of December 31, 2011, the outstanding principal balance on the May 2010 note was $4.1 million. The Company paid $3.9 million during the year ended December 31, 2012 including $2.3 million related to support services renewed in May 2012 and $1.6 million related to software services. Interest payments on the May 2010 note totaled $82,000 during the year ended December 31, 2012. As of December 31, 2012, the outstanding principal balance on the May 2010 note was $2.0 million.

On February 28, 2013, the Company entered into the third amendment to the perpetual software license agreement with Oracle USA (“Amendment”). The Amendment provides for a 48 month extension to the May 2010 second amendment to the Oracle unlimited license agreement. The Amendment provides that the Company will pay a one-time fee of $13.1 million to extend the term for unlimited licenses from May 31, 2014 to May 31, 2018. The Amendment also provides for technical support services. The Company will pay $2.4 million for the support services from February 28, 2013 to February 27, 2014. The Company may renew support services for four subsequent annual periods for a fee of $4.3 million per year. The support services to be provided to the Company by Oracle automatically renew unless the Company provides written notice of cancellation at least 60 days prior to the support renewal date. The Company financed the license fees due under the Amendment pursuant to a note issued to Oracle Credit Corporation. The note bears interest at a rate of 2.0% per annum with payments scheduled over the term of the amendment. The Company discounted the note at a rate of 4.5% because it approximates the interest rate the Company would obtain on the open market. The $12.4 million discounted note value was recorded as an asset addition to property and equipment that will be depreciated over seven years. The Company paid $5.4 million during the year ended December 31, 2013 including $2.4 million related to support services, $2.6 million related to software services and $431,000 related to interest. As of December 31, 2013, the outstanding principal balance on the note was $11.8 million.

In May 2011, the Company purchased an integrated database storage system from Oracle USA, Inc. for $456,000. During the third quarter of 2011, the Company paid the $456,000 outstanding balance in full.

Commencing in 2004, the Company entered into a verbal agreement with Oracle Racing, Inc. (“Oracle Racing”), a sailboat racing syndicate. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s stock, is the primary source of funding for Oracle Racing. Under the terms of the agreement, the Company agreed to supply certain of its cloud-based application services to Oracle Racing in exchange for logo placement on the sailboats. In November 2011, the Company renewed its subscription and professional services agreement with Oracle Racing for an additional 40 months. According to the terms of the agreement, the Company will provide services to Oracle Racing through the end of the American Cup racing season, September 2014, in exchange for logo placement and other advertising services. The estimated value of the Company’s services over the term of the agreement is $342,000. Oracle Racing values its service to be approximately $400,000 over the term of the agreement. Based on the pricing for similar licenses to unaffiliated third parties, the Company calculated the fair market value of the services provided to Oracle Racing to be approximately $67,000, $62,000 and $65,000 for 2013, 2012 and 2011, respectively. The Company did not obtain an independent valuation of the logo placement rights received from Oracle Racing. Based on an estimate received from Oracle Racing, the Company determined the value of the logo placement on the sailboat to be approximately $33,000 during each of 2013, 2012 and 2011. The incremental cost to the Company of providing cloud-based services and the incremental cost to Oracle Racing of providing logo placement rights on the sailboat was nominal. For accounting purposes, total revenue and total costs related to the Oracle Racing agreement will be equal and will be recognized as revenue and expense, respectively, at historical cost. In connection with the license agreements discussed above, the Company recognized $15,000, $112,000 and $65,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has entered into various software license agreements with RightNow Technologies. In October 2011, RightNow Technologies was acquired by Oracle Corporation. Lawrence J. Ellison, who beneficially owns a significant portion of the Company’s common stock, is the Chief Executive Officer, a director and a principal stockholder of Oracle Corporation. During 2013, the Company purchased $411,000 in services from RightNow

Technologies. The Company paid RightNow Technologies $239,000 and $214,000 during the years ended December 31, 2013 and 2012, respectively, for services it received. During the years ended December 31, 2013 and 2012, the Company received payments totaling $123,000 and $115,000 from RightNow Technologies for services it performed. The Company recognized $93,000, $128,000 and $159,000 in revenue for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, the Company had $127,000 in accounts receivable from RightNow Technologies.

In January 2011, the Company’s Chief Technology Officer and Chairman of the Board, Evan Goldberg, purchased property from an entity affiliated with Lawrence J. Ellison, a principal stockholder (“seller”), for $8.0 million. The seller financed the transaction with a nine year loan. The Company analyzed the transaction and determined that the fair value of the property approximated the fair value of the loan. Consequently, the Company determined there is no compensation expense or a related capital contribution associated with this transaction.

Lawrence J. Ellison

In connection with our initial public offering, Lawrence J. Ellison transferred 31,964,891 shares of our common stock (representing all of the shares formerly held directly by Tako Ventures, LLC, an investment entity controlled by Mr. Ellison) to NetSuite Restricted Holdings LLC, or the LLC, a limited liability company formed for the limited purpose of holding and voting the NetSuite shares and funding charitable gifts as and when directed by Mr. Ellison. As of the Record Date, those shares represented approximately 42.61% of our outstanding stock. Mr. Ellison is the Chief Executive Officer, a director and a principal stockholder of Oracle. We have been told that Mr. Ellison made the transfer of our common stock to the LLC in view of his position and duties at Oracle, to effectively eliminate his voting control over the election of our directors and certain other matters, to limit the circumstances under which his voting control could be exercised or restored, and to avoid and mitigate potential future conflicts of interest that might otherwise arise.

To that end, Mr. Ellison established the LLC, the sole member of which is Mr. Ellison’s revocable trust. The LLC is managed solely by an unrelated third party. The manager has no ability to dispose of our shares, other than to fund charitable gifts as and when directed by Mr. Ellison, to cover any tax liabilities resulting from ownership of the shares in the LLC structure, and to participate in a transaction involving a change of control approved by our stockholders or a tender offer approved or recommended by our board of directors.

The LLC operating agreement does not permit the LLC to be liquidated or dissolved, or any ownership interest in the LLC to be transferred, so long as Mr. Ellison remains an officer or director of Oracle, except with the approval of an independent committee of Oracle’s board of directors. Mr. Ellison has informed us of his intention that, upon his death, his membership interest in the LLC will be transferred to the Ellison Medical Foundation or to one or more other charities designated by Mr. Ellison.

The operating agreement for the LLC contains provisions regarding the voting of our shares that are designed to neutralize the voting power of the shares held by the LLC and that require that all the shares held by the LLC that are entitled to be voted at any meeting of our stockholders will be present and voted at such meeting, except as described below. These provisions require the shares held by the LLC to be voted on each matter presented to the stockholders in strict proportion (for, against, withheld, and/or abstain) to the votes collectively cast by all of our other voting stockholders who are present and voting, other than shares beneficially owned by Mr. Ellison or members of his family, shares owned by trusts created for the benefit of Mr. Ellison’s family members, and shares beneficially owned by any person or group that makes (or under applicable law is required to make) a filing on Schedule 13D with the SEC. These voting provisions apply to all matters brought before our stockholders, except transactions involving a change of control, dissolution, sale of substantially all the assets, or a liquidation of NetSuite, in which case the shares held by the LLC will be voted as directed by Mr. Ellison.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2013, we believe that other than one late filing for our executive officers, all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Accompanying this proxy statement or posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2013. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, are available free of charge on our website at www.netsuite.com under the headings “Investors/SEC Filings.”

By order of the board of directors,

/s/ Douglas P. Solomon

Douglas P. Solomon

SVP, General Counsel and Secretary

April 29, 2014

N NETSUITE

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/n

Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 10, 2014

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 10, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

FOR AGAINST ABSTAIN

01 Zachary Nelson

02 Kevin Thompson

2. Approval, by non-binding, advisory vote, of the compensation of NetSuite Inc.’s named executive officers.

For Against Abstain

3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NetSuite Inc.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 11, 2014

8:30 a.m., local time

The Westin Hotel

1 Old Bayshore Highway

Millbrae, California 94030

N NETSUITE

NetSuite Inc.

2955 Campus Drive

Suite 100

San Mateo, CA 94403-2511 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 11, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Zachary Nelson, Ronald Gill and Douglas Solomon, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.